UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒	FILED by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

DELTA AIR LINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Delta Air Lines, Inc. P.O. Box 20706 Atlanta, GA 30320

DELTA AIR LINES, INC.

Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the 2011 Annual
Meeting of Stockholders of Delta Air Lines, Inc. The meeting will be held at 8:00 a.m. Eastern
Daylight Time on Thursday, June 30, 2011, at the Auditorium at AXA Equitable Center, 787 Seventh
Avenue, New York, New York 10019. At the meeting, stockholders will vote on the following matters:

•	the election of directors for the next year;

•	an advisory vote on executive compensation (also known as “say on pay”);

•	an advisory vote on the frequency of future advisory votes on executive compensation;

•	the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2011;

•	one stockholder proposal (if the proposal is properly presented at the meeting); and

•	any other business that may properly come before the meeting.

If you were a holder of record of Delta common stock at the close of business on May 2, 2011, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The stockholder list will also be available at the meeting.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Stockholders without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 4 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Investor Relations toll free at (866) 715-2170.

As permitted by Securities and Exchange Commission rules, we are providing our proxy materials on the Internet. As a result, we are sending our stockholders a Notice Regarding the Availability of Proxy Materials instead of paper copies of our proxy materials.

We encourage stockholders to sign up to receive electronically future proxy materials, including the Notice Regarding the Availability of Proxy Materials. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up, please visit https://enroll1.icsdelivery.com/dal/Default.aspx.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Sincerely,

Richard H. Anderson	Daniel A. Carp
Chief Executive Officer	Chairman of the Board of Directors
Atlanta, Georgia
May 17, 2011

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DELTA AIR LINES, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 30, 2011

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2011 Annual Meeting of Stockholders and at any adjournment of the meeting. The annual meeting will be held at 8:00 a.m. Eastern Daylight Time (“EDT”) on Thursday, June 30, 2011, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. The AXA Equitable Center is located in Midtown Manhattan between 51st and 52nd Streets.

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Form 10-K”)) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, please follow the instructions in the Notice. The Notice will be distributed to our stockholders beginning on or about May 17, 2011.

Stockholders Entitled to Vote

The Board of Directors set May 2, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On April 22, 2011, 845,838,651 shares of Delta common stock, par value $0.0001 per share, were outstanding. Delta expects the number of outstanding shares will not materially change as of the record date. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Voting Shares of Common Stock Registered in Your Name or Held under Plans

The control number you receive in your Notice covers shares of common stock in any of the following forms:

•	common stock registered in your name (“registered shares”);

•	common stock held in your account under the Delta Pilots Savings Plan (“Pilot Plan”);

•	common stock allocated to your account under the Delta Family-Care Savings Plan (“Savings Plan”)

•	common stock allocated to your account under the Delta Contract Savings Plan (“Contract Plan”); or

•	unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account, or for unvested restricted common stock granted under the Delta 2007 Performance Compensation Plan, instructs the applicable plan trustee or administrator how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all shares covered by the same control number before the meeting by using our Internet or telephone system or by completing and returning a proxy card, as described below:

•	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials, and then following the instructions provided to allow you to record your vote. After accessing the proxy materials, to vote by telephone, call

1-800-690-6903 or to vote by the Internet, go to www.proxyvote.com and follow the instructions. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable stockholders to confirm their instructions have been properly recorded.

•	Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a stockholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account must be received by 5:00 p.m. EDT on June 28, 2011. Instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 29, 2011.

You may also vote registered shares by attending the annual meeting and voting in person by ballot; this will revoke any proxy you previously submitted.

Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account, in person at the meeting.

•	If you do not submit voting instructions in a timely manner regarding shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account, they will not be voted.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadlines described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 4. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Richard H. Anderson, Roy J. Bostock and Daniel A. Carp.

Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, or shares in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account, you may revoke your proxy or voting instructions prior to the meeting by:

•	providing written notice to Delta’s Legal Department at Delta Air Lines, Inc., Dept. No. 981, 1030 Delta Blvd., Atlanta, Georgia 30354, attention: Corporate Secretary; or

•	submitting later-dated instructions by the Internet, telephone or U.S. mail.

To be effective, revocation of instructions regarding shares held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account must be received by 5:00 p.m. EDT on June 28, 2011. Revocation of instructions regarding registered shares or unvested restricted common stock must be received by 5:00 p.m. EDT on June 29, 2011.

You may also revoke your proxy covering registered shares by attending the annual meeting and voting in person by ballot. Attending the meeting will not, by itself, revoke a proxy. Please note that you may not vote your shares of unvested restricted common stock, or shares held in your Pilot Plan account or allocated to your Savings Plan account or your Contract Plan account, in person at the meeting.

Voting Shares Held in “Street Name”

If your shares are held in the name of a broker, bank or other record holder (that is, in “street name”), please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting. Without a proxy from the record holder, you may not vote shares held in street name by returning a proxy card or by voting in person at the annual meeting. If you hold your shares in street name it is critical that you provide instructions to, or obtain a proxy from, the record holder if you want your shares to count in the election of directors (Proposal 1 of this proxy statement), the advisory vote on executive compensation (Proposal 2 of this proxy statement), the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3 of this proxy statement) and the stockholder proposal (Proposal 5 of this proxy statement). As described in the next section of this proxy statement, regulations prohibit your bank or broker from voting your shares in the election of directors (Proposal 1) and Proposals 2, 3 and 5 if you do not provide voting instructions.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items, but brokers are not permitted to vote your shares for the election of directors (Proposal 1) and Proposals 2, 3 and 5 unless you provide voting instructions. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement. Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items. Therefore, we urge you to give voting instructions to your broker on all five proposals.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to approve the advisory vote on executive compensation, to determine on an advisory basis the frequency of future advisory votes on executive compensation, to ratify the appointment of the independent auditors and to approve the stockholder proposal described in this proxy statement:

•	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).

•	The advisory vote to approve executive compensation (“say on pay”) requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions have the same effect as votes against the proposal. Even though the outcome of the vote is advisory and therefore will not be binding on Delta, the Personnel & Compensation Committee of the Board of Directors will review and consider the voting results when making future decisions regarding executive compensation.

•	In the advisory vote on the frequency of future say on pay votes, the choice that receives the highest number of votes cast will be the choice approved by stockholders. Abstentions will have no effect on the outcome of the vote. Even though the outcome of the vote is advisory and therefore will not be binding on Delta, the Board of Directors will review and consider the voting results when making decisions regarding the frequency of future say on pay votes.

•	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2011 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions have the same effect as votes against the proposal.

•	Approval of the stockholder proposal described in this proxy statement requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions have the same effect as votes against the proposal.

Broker non-votes, if any, will be handled as described under “Limitation on Brokers’ Authority to Vote Shares.”

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election of the director-nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of Delta’s named executive officers;

•	FOR the approval, on an advisory basis, of an advisory vote on executive compensation every year;

•	FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2011; and

•	AGAINST the stockholder proposal described in this proxy statement.

All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show you are either a Delta stockholder as of the record date, or hold a valid proxy from such a Delta stockholder.

•	If your shares are registered in “street name,” or are held in your Pilot Plan account or allocated to your Contract Plan account or your Savings Plan account, please bring evidence of your stock ownership, such as your most recent account statement.

•	If you own unvested restricted common stock, please bring your Delta-issued identification card; we will have a list of the holders of unvested restricted common stock at the meeting.

All stockholders should also bring valid picture identification; employees may use their Delta-issued identification card. If you do not have valid picture identification and proof that you own Delta stock, you may not be admitted to the meeting.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Delta believes that sound corporate governance practices are essential to enhance long term value for our stockholders. We operate under governance practices that are transparent and consistent with best practices.

You may view the charters of the Audit, Corporate Governance, Finance, Personnel & Compensation and Safety and Security Committees, the Certificate of Incorporation, the Bylaws, Delta’s corporate governance principles, our codes of ethics and business conduct and our director independence standards on our Corporate Governance website at www.delta.com/about_delta/investor_relations/corporate_governance/index.jsp. You may obtain a copy of these materials by contacting Delta’s Corporate Secretary.

Director Independence

Independence of Audit, Corporate Governance, Personnel & Compensation Committee Members

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. Delta’s Board established the Audit Committee, the Corporate Governance Committee, the Finance Committee, the Personnel & Compensation Committee and the Safety and Security Committee to focus on particular Board responsibilities.

The Board of Directors has affirmatively determined that all current directors are independent under the NYSE listing standards and Delta’s director independence standards, except Messrs. Anderson and Bastian are not independent because each is an executive officer of Delta, and Mr. Rogers is not independent because he is a Delta pilot. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to questionnaires, information obtained from Delta’s internal records and advice from counsel.

The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

Delta’s Certificate of Incorporation and Bylaws provide that all directors are elected annually. Under the Bylaws, a director in an uncontested election is elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. In an election for directors where the number of nominees exceeds the number of directors to be elected — a contested election — the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.

Identification and Selection of Nominees for Director

The Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board who have the skills and experience to assist management in the operation of Delta’s business. In accordance with Delta’s corporate governance principles, the Corporate Governance Committee and the Board of Directors assess potential nominees (including incumbent directors) based on factors such as the individual’s business experience, character, judgment, diversity of experience, international background and other matters relevant to the Board’s needs and objectives at the particular time. Independence, financial literacy and the ability to devote significant time to Board activities and to the enhancement of the nominee’s knowledge of Delta’s business are also factors considered for Board membership. The Corporate Governance Committee has retained a third-party search firm to assist in identifying potential Board members.

The Corporate Governance Committee evaluates potential nominees suggested by stockholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

•	e-mail nonmgmt.directors@delta.com or

•	send a letter addressed to Delta’s Legal Department at Delta Air Lines, Inc., Dept. No. 981, 1030 Delta Blvd., Atlanta, Georgia 30354.

Each potential nominee is reviewed and screened by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.

Audit Committee Financial Expert

The Board of Directors has designated Mr. Brinzo as an Audit Committee Financial Expert.

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Communications with Directors

Stockholders and other interested parties may communicate with our non-management directors by sending an e-mail to nonmgmt.directors@delta.com. We have established a link to this address on our Investor Relations website. All communications will be sent directly to the non-executive Chairman of the Board, as representative of the non-management directors, other than communications pertaining to customer service, human resources, accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chairman of the Audit Committee.

Board of Directors and Board Committees

During 2010, the Board of Directors met six times. Each director who served on the Board during 2010 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served except Mr. Slater, who missed a total of three Board and committee meetings due to conflicting commitments. It is the Board’s policy that directors should attend the annual meeting. All of Delta’s directors attended the annual meeting in 2010.

In 2010, the Board of Directors met five times in executive session and twice without management directors. Mr. Carp, who serves as the non-executive Chairman of the Board, presides at these executive sessions. In his role as Chairman of the Board, Mr. Carp’s responsibilities also include, among other things, (1) providing leadership to the Board and facilitating communications among directors; (2) determining the Board meeting agendas in consultation with the Chief Executive Officer; and (3) facilitating regular communications between management and the Board.

The Board of Directors does not have a formal policy on whether the same person should serve as the Chairman of the Board and the Chief Executive Officer. Since 2003, however, Delta has separated these roles between two individuals. The Board of Directors believes this leadership structure is currently appropriate because it generally strengthens the Board’s independence and enables the Chief Executive Officer to focus on the management of Delta’s business.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

Audit Committee

The Audit Committee members are Mr. Brinzo, Chairman, Mr. Engler and Ms. Reynolds. The Committee met seven times in 2010. Among other matters, the Committee:

•	Appoints (subject to stockholder ratification) our independent auditors

•	Represents and assists the Board in its oversight of:

•	the integrity of our financial statements

•	legal and regulatory matters, including compliance with applicable laws and regulations

•	our independent auditors’ qualifications, independence and performance

•	the performance of our internal audit department

•	Discusses the adequacy and effectiveness of our internal control over financial reporting

•	Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct

•	Reviews and, if appropriate, approves or ratifies:

•	possible conflicts of interest involving members of the Board or executive officers

•	transactions that would be subject to disclosure under Item 404 of SEC Regulation S-K

•	Considers complaints concerning accounting, auditing, internal control and financial reporting matters

•	Reviews the enterprise risk management process by which management identifies, assesses and manages Delta’s exposure to risk; discusses major risk exposures with management; and apprises the Board of Directors of risk exposures and management’s actions to monitor and manage risk

Corporate Governance Committee

The Corporate Governance Committee members are Mr. Carp, Chairman, Mr. Bostock, Mr. Engler, Mr. Foret, Ms. Reynolds and Mr. Slater. The Committee met three times in 2010. Among other matters, the Committee:

•	Identifies and recommends qualified individuals to the Board of Directors for nomination as directors and considers stockholder nominations of candidates for election as directors

•	Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including:

•	qualifications and eligibility requirements for Board members, including director independence standards

•	the Board’s size, composition, organization and processes

•	the type, function, size and membership of Board committees

•	evaluation of the Board’s performance

Finance Committee

The Finance Committee members are Mr. Woodrow, Chairman, Mr. Foret, Mr. Goode, Mr. Rogers and Mr. Steenland. The Committee met seven times in 2010. Among other matters, the Committee:

•	Reviews and makes recommendations, where appropriate, to the Board regarding:

•	financial planning and financial structure

•	financings and guarantees

•	capital expenditures

•	annual and longer-term operating plans

•	issuances and repurchases of capital stock and other securities

•	risk management practices and policies concerning investments and hedging, among other matters

•	Approves commitments, capital expenditures and debt financings and re-financings, subject to certain limits

Personnel & Compensation Committee

The Personnel & Compensation Committee members are Mr. Goode, Chairman, Mr. Brinzo and Mr. Woodrow. The Committee met seven times in 2010. Among other matters, the Committee:

•	Establishes general compensation philosophy and oversees the development and implementation of compensation programs

•	Performs an annual performance evaluation of our Chief Executive Officer and determines and approves the Chief Executive Officer’s compensation

•	Reviews and approves compensation programs for executive officers

•	Considers periodically management succession planning

•	Makes recommendations to the Board regarding election of officers

Safety and Security Committee

The Safety and Security Committee members are Mr. Bostock, Chairman, Mr. Rogers, Vice Chairman, Mr. Carp, Mr. Slater and Mr. Steenland. The Committee was formed and met once in 2010. Among other matters, the Committee:

•	Oversees and consults with management regarding customer, employee and aircraft operating safety and security, including related goals, performance and initiatives by:

•	reviewing current and proposed safety and security-related programs, policies and compliance issues

•	reviewing matters with a material effect on Delta’s flight safety operations and security

•	establishing and approving annual safety and security goals

•	reviewing the safety and security programs and performance of the Delta Connection Carriers

Board Oversight of Risk Management

The Board of Directors has ultimate responsibility to oversee Delta’s enterprise risk management program (“ERM”). The Board discusses risk throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. Depending on the nature of the risk, the responsibility for oversight of selected risks may be delegated to appropriate committees of the Board of Directors, with material findings reported to the full Board. Delegations of risk oversight by the Board include:

•	The Audit Committee reviews the ERM framework at the enterprise level; reviews management’s process for identifying, managing and assessing risk; and oversees the management of risks related to the integrity of the consolidated financial statements, internal control over financial reporting, the internal audit function and related matters;

•	The Finance Committee oversees the management of risks related to aircraft fuel price and fuel hedging; foreign currency hedging; Delta’s financial condition; its financing, acquisition and investment transactions and related matters;

•	The Personnel & Compensation Committee reviews management succession planning and Delta’s executive compensation program;

•	The Corporate Governance Committee reviews Board of Directors’ succession planning and Delta’s corporate governance matters;

•	The Safety and Security Committee oversees the management of risks related to customer, employee, aircraft and airport operating safety and security

The Board of Directors receives reports from the Committee Chairmen at each regularly scheduled quarterly Board meeting. Management reports to the Board and the Committees with oversight of specific risks concerning matters such as compliance with regulations, business strategies, proposed changes in laws and regulations and any other matter deemed appropriate by the Board or the Committees.

Under Delta’s ERM process, management is responsible for setting risk tolerance levels; defining organizational responsibilities for risk management; determining the significant risks to Delta; developing risk mitigation and management strategies, based on Delta’s risk tolerance levels; and monitoring the business to determine that risk mitigation activities are in place and operating.

Delta’s internal audit function, which is lead by the Vice President — Corporate Audit and Enterprise Risk Management, is responsible for supporting and coordinating management’s ERM process and activities; documenting risk assessments using a consistent approach; identifying and validating controls to mitigate risk; and reporting on results of risk evaluations. The Vice President — Corporate Audit and Enterprise Risk Management reports to the Audit Committee quarterly regarding ERM activities.

The Board of Directors believes that Delta’s leadership structure, combined with the roles of the Board and its Committees, provides the appropriate leadership for effective risk oversight.

PROPOSAL 1 — ELECTION OF DIRECTORS

A Board of eleven directors will be elected at the annual meeting. Each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions). Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Delta’s Bylaws provide that any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors recommends a vote FOR the following nominees:

(1)	Richard H. Anderson	(7)	Mickey P. Foret
(2)	Edward H. Bastian	(8)	David R. Goode
(3)	Roy J. Bostock	(9)	Paula Rosput Reynolds
(4)	John S. Brinzo	(10)	Kenneth C. Rogers
(5)	Daniel A. Carp	(11)	Kenneth B. Woodrow
(6)	John M. Engler

All of the nominees are currently serving on the Board of Directors. The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

In 2008, in connection with the then proposed merger between a Delta subsidiary and Northwest Airlines Corporation (“Northwest”), Delta, the Air Line Pilots Association, International, the collective bargaining representative for Delta pilots (“ALPA”), and the Delta Master Executive Council, the governing body of the Delta unit of ALPA (“Delta MEC”), entered into an agreement whereby Delta agreed (1) to cause the election to the Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (“Pilot Nominee”); (2) at any meeting of stockholders at which the Pilot Nominee is subject to election, to re-nominate the Pilot Nominee, or nominate another qualified Delta pilot designated by the Delta MEC, to be elected to the Board of Directors, and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the death, disability, resignation, removal or failure to be elected of the Pilot Nominee, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, Mr. Rogers was elected to the Board of Directors by the Board in 2008, and by the stockholders in 2009 and 2010.

Mr. Rogers’ compensation as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. During 2010, Mr. Rogers received $215,738 in compensation as a Delta pilot. Mr. Rogers is not separately compensated for his service as a director.

Rodney E. Slater and Douglas M. Steenland, who joined the Board of Directors when Delta and Northwest merged on October 29, 2008, separately informed Delta they will not stand for re-election to the Board of Directors. Neither Mr. Slater nor Mr. Steenland has advised Delta of any disagreement with Delta on any matter relating to Delta’s operations, policies or procedures.

Certain Information About Nominees

Delta believes each nominee has a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen and the exercise of sound judgment; and a track record of service as a leader in business or governmental settings. Delta also believes it is important for directors and nominees for director to have experience in one or more of the following areas:

•	Chief executive or member of senior management of a large public or private company or in a governmental setting

•	Airline or other transportation industry experience

•	Marketing experience

•	Financial and accounting experience

•	Risk management experience

•	Energy industry experience

•	Board member of a large public or private company

The following section provides information about each nominee for director, including the experience that led the Board of Directors to conclude the nominee should serve as a director of Delta.

Richard H. Anderson	Age 56	Joined Delta’s Board April 30, 2007

Mr. Anderson has been Chief Executive Officer of Delta since September 1, 2007. He was Executive Vice President of UnitedHealth Group from November 2004 to August 2007. Mr. Anderson was Chief Executive Officer of Northwest and its principal subsidiary, Northwest Airlines, Inc., from February 2001 to November 2004. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Anderson should serve as a director include Mr. Anderson’s experience serving as the Chief Executive Officer of Delta and Northwest Airlines, Inc. and his over 20 years of business and operational experience in the airline industry. He has also served as a senior executive of a Fortune 25 healthcare company, as well as on the board of directors of three public companies other than Delta.
Committees:	None
Directorships:	Medtronic, Inc.; Xcel Energy Inc. (2003-2007); MAIR Holdings, Inc. (1999-2003)
Affiliations:	Member, Board of Minneapolis Institute of Arts; Member, Board of United Way of Metropolitan Atlanta; Member, Executive Committee of Metro Atlanta Chamber of Commerce; Member, Board of Federal Reserve Bank of Atlanta

Edward H. Bastian	Age 53	Joined Delta’s Board February 5, 2010

Mr. Bastian has been President of Delta since September 2007. He was President of Delta and Chief Executive Officer of Northwest Airlines, Inc. from October 2008 to December 2009. Mr. Bastian was President and Chief Financial Officer of Delta from September 2007 to October 2008; Executive Vice President and Chief Financial Officer of Delta from July 2005 to September 2007; Chief Financial Officer of Acuity Brands from June 2005 to July 2005; Senior Vice President — Finance and Controller of Delta from 2000 to April 2005 and Vice President and Controller of Delta from 1998 to 2000. Delta filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Bastian should serve as a director include Mr. Bastian’s over 10 years experience as a Delta executive, including serving as Delta’s President, Delta’s Chief Restructuring Officer during its Chapter 11 bankruptcy proceeding and Northwest Airlines, Inc.’s Chief Executive Officer after the merger. Mr. Bastian’s accounting and finance background provides financial and strategic expertise to the Board of Directors.
Committees:	None
Affiliations:	Member, Board of Habitat for Humanity International; Member, Board of Woodruff Arts Center

Roy J. Bostock	Age 70	Joined Delta’s Board October 29, 2008

Mr. Bostock has served as non-executive Vice Chairman of Delta’s Board of Directors since October 29, 2008. He has been Chairman of the Board of Yahoo! Inc. since January 2008. He has also served as a principal of Sealedge Investments, LLC, a diversified private investment company, since 2002. Mr. Bostock was Chairman of B/Com3 from 2000 to 2002, and Chairman and Chief Executive Officer of the McManus Group from 1996 to 2000. Prior to 1996, Mr. Bostock served in a variety of senior executive positions in the advertising agency business, including Chairman and Chief Executive Officer of D’Arcy Masius Benton & Bowles, Inc. from 1990 to 1996.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Bostock should serve as a director include the business and marketing expertise that Mr. Bostock brings to the Board of Directors, having served in senior executive positions in the advertising industry for many years. He also served on boards of directors of public companies in the airline, financial services and the internet services industry, including as Chairman of the board of two companies. Mr. Bostock has experience as a member of the governance committees of two boards of directors of public companies, other than Delta, and serves on a risk committee of the board at one public company.
Committees:	Corporate Governance; Safety and Security (Chairman)
Directorships:	Yahoo! Inc.; Morgan Stanley; Northwest Airlines Corporation (2005-2008)
Affiliations:	Director, past Chairman, The Partnership for a Drug-Free America; Trustee, past Chairman, Committee for Economic Development

John S. Brinzo	Age 69	Joined Delta’s Board April 30, 2007

Mr. Brinzo was Chairman of the Board of Directors of Cliffs Natural Resources, Inc. (formerly known as Cleveland-Cliffs Inc), from January 2000 until his retirement in May 2007. He also served as President and Chief Executive Officer of Cliffs Natural Resources, Inc. from July 2003 until April 2005, and as Chairman and Chief Executive Officer from January 2000 until his retirement as Chief Executive Officer in September 2006, and as Chairman in May, 2007.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Brinzo should serve as a director include Mr. Brinzo’s service as the Chairman, Chief Executive Officer and Chief Financial Officer of a public company, where his career spanned more than 35 years, as well as his extensive background in finance and his experience serving on the audit committees of the boards of directors of three other public companies.
Committees:	Audit (Chairman); Personnel & Compensation
Directorships:	AK Steel Holding Corporation; Brink’s Home Security Holdings, Inc. (2008-2010); Alpha Natural Resources, Inc. (2006-2009); The Brinks Company (2005-2008); Cliffs Natural Resources, Inc. (1997-2007)
Affiliations:	Trustee, Kent State University Endowment Foundation

Daniel A. Carp	Age 62	Joined Delta’s Board April 30, 2007

Mr. Carp has served as non-executive Chairman of Delta’s Board of Directors since April 30, 2007. He was Chief Executive Officer and Chairman of the Board of Eastman Kodak Company from 2000 to June 2005, and continued to serve as Chairman of the Board until his retirement in December 2005. Mr. Carp was President of Eastman Kodak Company from 1997 to 2003.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Carp should serve as a director include Mr. Carp’s substantial business experience as Chairman and Chief Executive Officer of a multinational public company in the consumer goods and services sector, where he was employed for over 35 years. As a member of the board of directors of large public companies other than Delta, Mr. Carp served on the audit, compensation, finance and governance committees.
Committees:	Corporate Governance (Chairman); Safety and Security
Directorships:	Norfolk Southern Corporation; Texas Instruments Inc.; Eastman Kodak Company (2000-2005); Liz Claiborne Inc. (2006-2009)
Affiliations:	Trustee, George Eastman House, New York

John M. Engler	Age 62	Joined Delta’s Board October 29, 2008

Mr. Engler has been President of the Business Roundtable, an association of chief executive officers of leading U.S. companies, since January 2011. From 2004 to 2011 Mr. Engler served as President and Chief Executive Officer of the National Association of Manufacturers. He was President of State and Local Government and Vice President of Government Solutions for North America for Electronic Data Systems Corporation from 2003 to 2004. Mr. Engler served as Michigan’s 46th governor for three terms from 1991 to 2003.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Engler should serve as a director include Mr. Engler’s extensive executive leadership experience over his 30 year career in Michigan state government, including 12 years as Governor of Michigan and 12 years of service in the state Senate, and his six years as President and Chief Executive Officer of the National Association of Manufacturers. He also served on the compensation and governance committees of the board of directors of public companies other than Delta.
Committees:	Audit; Corporate Governance
Directorships:	Universal Forest Products Inc.; Munder Capital Management; Northwest Airlines Corporation (2003-2008); Dow Jones & Company, Inc. (2005-2007)
Affiliations:	Trustee, Annie E. Casey Foundation; Trustee, Gerald R. Ford Foundation

Mickey P. Foret	Age 65	Joined Delta’s Board October 29, 2008

Mr. Foret has served as President of Aviation Consultants LLC since 2002. He was Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from 1998 to 2002, and also served as Chairman and Chief Executive Officer of Northwest Cargo from 1999 to 2002. Mr. Foret served as President and Chief Operating Officer of Atlas Air, Inc. from 1996 to 1997, and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from 1993 to 1996.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Foret should serve as a director include Mr. Foret’s experience in the airline industry, where he held numerous senior executive positions for over 35 years, particularly in the finance area. He served as Chief Financial Officer of Northwest Airlines, Inc. for seven years. Mr. Foret has also served on the audit, compensation, finance and governance committees of the board of directors of other public companies.
Committees:	Corporate Governance; Finance;
Directorships	Nash Finch Company; URS Corporation; ADC Telecommunications, Inc. (2003-2010); Northwest Airlines Corporation (2007-2008); First American Funds, Inc. (2003-2005); MAIR Holdings Inc. (2004-2005)

David R. Goode	Age 70	Joined Delta’s Board April 22, 1999

Mr. Goode was Chairman of the Board of Norfolk Southern Corporation from 1992 until his retirement in 2006; Chairman and Chief Executive Officer of that company from 2004 through 2005; and Chairman, President and Chief Executive Officer of that company from 1992 to 2005. He held other executive officer positions with Norfolk Southern Corporation from 1985 to 1992.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Goode should serve as a director include Mr. Goode’s over 25 years experience in the transportation industry, including many years as Chairman, Chief Executive Officer and President of a large public railroad company. As a member of the board of directors of other public companies, Mr. Goode served on compensation committees, and he is a member of two leadership groups focused on executive compensation.
Committees:	Personnel & Compensation (Chairman); Finance
Directorships:	Caterpillar Inc.; Texas Instruments Inc.; Norfolk Southern Corporation (1992-2006)
Affiliations:	Member, The Business Council

Paula Rosput Reynolds	Age 54	Joined Delta’s Board August 17, 2004

Ms. Reynolds has been President and Chief Executive Officer of PreferWest, LLC, a business advisory group, since October 1, 2009. She was Vice Chairman and Chief Restructuring Officer of American International Group, Inc. from October 2008 to September 2009, the period that followed the U.S. government’s acquisition of ownership of that company. She served as President and Chief Executive Officer of Safeco Corporation from 2006 to October 2008 when Safeco was acquired by another company. Ms. Reynolds was Chairman of AGL Resources from 2002 to 2005, and President and Chief Executive Officer from 2000 to 2005. She was President and Chief Operating Officer of Atlanta Gas Light Company, a wholly-owned subsidiary of AGL Resources, from 1998 to 2000.

Experience:	The qualifications that led the Board of Directors to conclude that Ms. Reynolds should serve as a director include Ms. Reynolds’ significant experience as Vice Chairman of a large public company and as Chairman and Chief Executive Officer of two other large public companies, including a public utility. In these roles, she has experience in risk management and energy trading. As a member of the boards of directors of public companies other than Delta, Ms. Reynolds served on the audit, executive, finance and governance committees.
Committees:	Audit; Corporate Governance
Directorships:	Anadarko Petroleum Corporation; BAE Systems, Inc.; Coca-Cola Enterprises (2001-2007); AGL Resources Inc. (2000-2005); Safeco (2006-2008)

Kenneth C. Rogers	Age 50	Joined Delta’s Board April 14, 2008

Mr. Rogers has been a Delta pilot since 1990 and is currently a Boeing 767ER First Officer. He served as a nonvoting associate member of Delta’s Board of Directors, designated by the Delta MEC, from 2005 to April 2008. Mr. Rogers was a pilot in the United States Air Force from 1983 to 1990. Mr. Rogers was designated by the Delta MEC as the Pilot Nominee and was elected to the Board in 2008, 2009 and 2010.

Experience:	As a pilot designated by the Delta MEC to serve on the Board of Directors, Mr. Rogers provides a unique perspective into the airline industry and related labor relations matters.
Committees:	Finance; Safety and Security (Vice Chairman)

Kenneth B. Woodrow	Age 66	Joined Delta’s Board July 1, 2004

Mr. Woodrow was Vice Chairman of Target Corporation from 1999 until his retirement in December 2000. He served as President of Target Corporation from 1994 until 1999 and held other management positions in that company from 1971 until 1994.

Experience:	The qualifications that led the Board of Directors to conclude that Mr. Woodrow should serve as a director include Mr. Woodrow’s nearly 30 years of experience in marketing, operations and finance at a public company with a large number of general merchandise retail stores throughout the United States. Mr. Woodrow held positions during that time that included Vice Chairman, President and Chief Financial Officer. Mr. Woodrow has experience as a member of the board of directors of another public company where he served on the audit, finance and governance committees.
Committees:	Finance (Chairman); Personnel & Compensation
Directorships:	Visteon Corporation (2004-2010)

BENEFICIAL OWNERSHIP OF SECURITIES

Directors, Nominees for Director and Executive Officers

The following table sets forth the number of shares of Delta common stock beneficially owned as of April 22, 2011, by each director and director-nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)

Directors:
Mr. Anderson	2,996,219	(2)
Mr. Bastian	1,437,778	(2)
Mr. Bostock	42,524	(2)
Mr. Brinzo	25,423
Mr. Carp	30,353
Mr. Engler	39,774	(2)
Mr. Foret	75,224	(2)
Mr. Goode	35,423
Ms. Reynolds	25,423
Mr. Rogers	4,159
Mr. Slater	39,774	(2)
Mr. Steenland	1,064,995	(2)
Mr. Woodrow	25,423
Named Executive Officers:
Mr. Gorman	1,133,131	(2)
Mr. Halter	410,235	(2)
Mr. Hauenstein	806,241	(2)
Directors and Executive Officers as a Group (18 Persons)	9,384,792	(2)

(1)	No person listed in the table beneficially owned 1% or more of the outstanding shares of common stock. The directors and executive officers as a group beneficially owned 1.1% of the 845,838,651 shares of common stock outstanding on April 22, 2011.

(2)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 22, 2011, or that will become exercisable within 60 days after that date:

Name	Number of Shares

Mr. Anderson	1,302,690
Mr. Bastian	838,090
Mr. Bostock	9,146
Mr. Engler	9,146
Mr. Foret	9,146
Mr. Slater	9,146
Mr. Steenland	596,516
Mr. Gorman	630,280
Mr. Halter	192,700
Mr. Hauenstein	516,100
Directors & Executive Officers as a Group	4,773,883

Beneficial Owners of More than 5% of Voting Stock

The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock.

	Amount and Nature		Percentage of
	of Beneficial		Class on
Name and Address of Beneficial Owner	Ownership		April 22, 2011

AllianceBernstein LP	53,262,216	(1)	6.3%
1345 Avenue of the Americas
New York, NY 10105

BlackRock, Inc.	53,452,391	(2)	6.3%
40 East 52nd Street
New York, NY 10022

FMR LLC	46,333,497	(3)	5.5%
82 Devonshire Street
Boston, MA 02109

Janus Capital Management LLC	56,708,616	(4)	6.7%
151 Detroit Street
Denver, CO 80206

Wellington Management Company, LLP	54,861,520	(5)	6.5%
280 Congress Street
Boston, MA 02210

(1)	Based on a Schedule 13G filed February 9, 2011, in which AllianceBernstein LP reported that, as of December 31, 2010, it had sole voting power over 42,750,457 of these shares, shared voting power over none of these shares, sole dispositive power over 53,229,766 of these shares and shared dispositive power over 32,450 of these shares.

(2)	Based on an Amendment to Schedule 13G filed February 4, 2011, in which BlackRock, Inc. reported that, as of December 31, 2010, it had sole voting and sole dispositive power over all 53,452,391 of these shares.

(3)	Based on an Amendment to Schedule 13G filed March 10, 2011, in which FMR LLC and certain affiliates reported that, as of February 28, 2011, they had sole voting power over 3,653,345 of these shares, shared voting power over none of these shares, and sole dispositive power over all 46,333,497 of these shares.

(4)	Based on a Schedule 13G filed February 14, 2011, in which Janus Capital Management Company LLC reported that, as of December 31, 2010, it had sole voting and sole dispositive power over 55,404,016 of these shares, and shared voting and shared dispositive power over 1,304,600 of these shares.

(5)	Based on an Amendment to Schedule 13G filed February 14, 2011, in which Wellington Management Company, LLP reported that, as of December 31, 2010, it had sole voting power over none of these shares, shared voting power over 34,589,055 of these shares and shared dispositive power over all 54,861,520 of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Personnel & Compensation Committee of the Board of Directors (the “P&C Committee”) develops, reviews and approves Delta’s executive compensation program. This section of the proxy statement provides an overview and analysis of our executive compensation program. It discusses our executive compensation philosophy and objectives; the administration of the executive compensation program; and the material elements of the program. It also reviews the actions taken by the P&C Committee in 2010 and the compensation of our named executive officers.

Executive Summary

Our performance in 2010.  Delta’s financial performance in 2010 is among the best in the company’s history, reflecting the success of our seamless merger with Northwest, our solid revenue growth, our best-in-class cost structure and our debt reduction initiatives as well as the hard work and commitment of our employees. During the year, we also made substantial long term investments in our business which are intended to generate superior returns by enhancing our product, technology and facilities. Key accomplishments in 2010 include:

•	Strong financial results

•	Excluding special items, net income was $1.4 billion, a $2.5 billion increase over the prior year.[1]

•	Reduced total debt and capital leases, including current maturities, by $1.9 billion.

•	Ended 2010 with $5.2 billion in unrestricted liquidity, consisting of $3.6 billion in cash and cash equivalents and short term investments and $1.6 billion in undrawn revolving credit facilities.

•	Solid revenue growth and cost discipline

•	Increased operating revenue to $31.8 billion, a 13% increase over 2009, primarily reflecting strong unit revenue growth across all business entities.

•	Improved unit revenue by:

•	extending Delta’s route network through alliance and codeshare agreements, including the addition of Alitalia to our joint venture with Air France-KLM;

•	announcing increased service between Delta’s U.S. gateways and key international destinations; and

•	growing revenues from SkyMiles frequent flyer program and ancillary products and services.

•	Maintained best-in-class cost structure relative to other U.S. network airlines. Consolidated unit cost rose 3% in 2010 compared to 2009, reflecting higher fuel prices and our broad-based employee profit sharing program. Excluding fuel and profit sharing, consolidated unit cost was flat year-over-year on a 1% increase in capacity.[1]

•	Successful merger integration

•	Completed substantially all merger integration, including combining Delta and Northwest flights, ticketing and operational systems on a single platform.

1 See “Supplemental Information about Financial Measures” at the end of this proxy statement for a reconciliation of non-GAAP financial measures to the corresponding GAAP financial measure, and the reasons we use non-GAAP financial measures.

•	Realized significant merger benefits, including benefits from more effective aircraft utilization, a more comprehensive and diversified route system, reduced overhead and improved operational efficiency.

•	Made major progress in resolving union representation issues. In 2010, Delta employees voted to preserve the direct relationship and culture Delta has maintained over the decades by rejecting union representation in all five elections held during the year.

•	Substantial long-term investments in our business

•	Continued a $2 billion investment to enhance our product, technology and facilities.

•	Includes aircraft fleet enhancements, e-commerce improvements and state-of-the-art terminals at New York’s John F. Kennedy International Airport and Hartsfield-Jackson Atlanta International Airport.

Pay for performance.  Pay for performance is a key component of our executive compensation philosophy. Our executive compensation program places a substantial portion of total compensation at risk. The P&C Committee sets aggressive performance goals under our annual and long term incentive plans to drive Delta’s business strategy and to deliver value to our stockholders, customers and employees. Consistent with these principles:

•	The majority of the compensation opportunity for our executive officers is at risk based on Delta’s financial, operational and stock price performance and the officer’s continued employment with the company. As the following charts show, at-risk performance-based compensation constitutes 92% of the targeted compensation for our Chief Executive Officer (“CEO”) and 84% for other named executive officers.

•	The P&C Committee designs our incentive plans to closely align the interests of management with frontline employees by using many of the same financial and operational performance measures in both our executive and broad-based employee compensation programs. If there is no payout under the broad-based profit sharing program for a particular year, there will be no payment under the annual incentive plan’s financial performance measure and the payment, if any, to executive officers under the annual incentive plan’s other performance measures will be made in restricted stock rather than in cash.

•	Our financial results for 2010 improved significantly over the prior year, increasing the performance-based compensation we paid our employees and executive officers. Due to our strong financial performance, we paid $313 million under our broad-based profit sharing program for 2010, permitting all Delta employees to share in the company’s success.

Corporate governance and compensation initiatives.  Our executive compensation program reflects corporate governance policies and compensation practices that are transparent, consistent with best practices and aligned with the interests of our stockholders, customers and employees. During the last two years, the P&C Committee enhanced the corporate governance features of the executive compensation program and modified certain practices in light of executive compensation trends. Our CEO strongly supported these actions by voluntarily waiving certain benefits he was eligible to receive.

•	Corporate governance enhancements

•	Implemented a compensation clawback policy which applies to all officers.

•	Adopted stock ownership guidelines for executive officers.

•	Approved an equity award grant policy which establishes objective, standardized criteria for the timing of the grant of equity awards.

•	Executive compensation program changes

•	Replaced a single trigger with a double trigger for vesting of incentive awards upon a change in control.

•	Eliminated excise tax reimbursement for payments made in connection with a change in control.

•	Discontinued supplemental life insurance for officers during retirement.

•	Terminated tax reimbursement for several officer benefits, including (1) supplemental life insurance; (2) home security services; and (3) post-employment flight benefits for a person first elected an officer on or after June 8, 2009.

•	Eliminated loss on sale relocation protection for named executive officers.

•	CEO actions

•	In 2009, Mr. Anderson voluntarily waived his eligibility to receive reimbursement from Delta for (1) the excise tax paid under Section 4999 of the Internal Revenue Code if he receives change in control benefits that exceed a statutory safe harbor; and (2) the taxes incurred by him due to such reimbursement (“Excise Tax Reimbursement”). Following Mr. Anderson’s leadership, all six of Delta’s other executive officers voluntarily relinquished their Excise Tax Reimbursement under long term incentive awards they received in 2008. As a result of these actions, none of Delta’s executive officers is eligible to receive any Excise Tax Reimbursement.

•	In 2008, Mr. Anderson voluntarily waived the change in control provisions in his existing arrangements for merger transactions then under review by the Board of Directors. Accordingly, Mr. Anderson’s equity awards did not vest when a Delta subsidiary merged with Northwest on October 29, 2008. But for this waiver, Mr. Anderson would have realized approximately $5.2 million from the vesting of his unvested performance shares and restricted stock on October 29, 2008.

•	In 2007, Mr. Anderson voluntarily waived, while employed by Delta, medical benefits he is eligible to receive under his 2001 agreement with Northwest Airlines, Inc.

•	Mr. Anderson has refused any increase in his base salary, which was set at $600,000 when he joined Delta as CEO on September 1, 2007.

Our Employee Commitment

Delta’s employees are critical to the company’s success. Our strong financial results in 2010 and the successful integration of Delta and Northwest would not have been possible without the dedication and determination of our employees. During 2010, we continued our commitment to promoting a culture of open, honest and direct communications; making Delta a great place to work; and building an environment that encourages employee engagement. Key actions in 2010 include:

•	Fulfilling the commitment we made three years ago to provide industry standard base pay rates by the end of 2010 to our non-contract, U.S.-based frontline employees.

•	Paying $313 million under Delta’s broad-based profit sharing program, in recognition of the achievements of our employees in meeting Delta’s financial targets for the year.

•	Awarding $26 million under Delta’s broad-based shared rewards program, based on the hard work of our employees in meeting on-time arrival, baggage handling and flight completion factor performance goals during 2010.

•	Contributing over $1 billion to Delta’s broad-based defined contribution and defined benefit retirement plans.

Delta employees in all five union elections held during 2010 voted to reject union representation. Since 2009, Delta employees in nine groups, covering approximately 56,000 employees, have preserved the direct relationship and culture Delta has maintained over the decades.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy and objectives are directly related to our business strategy. In 2010, our primary business goals included positioning Delta as the global airline of choice; building a diversified, profitable worldwide network and global alliance; and delivering industry-leading financial results.

To achieve these goals, the P&C Committee continued the executive compensation philosophy and objectives from the previous year, concluding this approach remained important to deliver value to stockholders, customers and employees. Our principle objectives are to promote a pay for performance culture which:

•	Places a substantial majority of total compensation at risk and utilizes stretch performance measures that provide incentives to deliver value to our stockholders. As discussed below, the payout opportunities for executive officers under our annual and long term incentive plans depend on Delta’s financial and operational performance as well as the price of our common stock.

•	Closely aligns the interests of management with frontline employees by using many of the same performance measures in both our executive and broad-based compensation programs. Consistent with this objective, our annual incentive plan includes the same goals that drive payouts to frontline employees under our broad-based employee profit sharing and shared rewards programs. Moreover, if there is no payout under the broad-based profit sharing program for a particular year, there will be no payment under the annual incentive plan’s financial performance measure and the payment, if any, to executive officers under the annual incentive plan’s other performance measures will be made in restricted stock rather than in cash.

•	Provides compensation opportunities that assist in motivating and retaining existing talent and attracting new talent to Delta when needed.

The P&C Committee considered these objectives in structuring the executive compensation program after the merger, determining the program should reflect the expanded responsibilities of executive officers in managing a significantly larger airline and provide incentives to promote the successful integration of Delta and Northwest.

Administration of the Executive Compensation Program

The following table summarizes the roles and responsibilities of the key participants under the executive compensation program.

Key Participants	Role and Responsibilities
P&C Committee
The P&C Committee develops, reviews and approves the executive compensation program. In this role, the P&C Committee:

•   Approves Delta’s executive compensation philosophy and objectives

•   Ensures that Delta’s executive compensation program is designed to link pay with company performance

•   Selects the peer group used to assess the executive compensation program

•   Determines the design and terms of the annual and long term incentive compensation plans

•   Establishes the compensation of the CEO and other executive officers

•   Performs an annual evaluation of the CEO

•   Operates under a written charter that requires the P&C Committee to consist of three or more directors. Each member must:

       •   be “independent” under NYSE rules and Delta’s independence standards

       •   qualify as a “non-employee” director under SEC rules

       •   be an “outside director” under Section 162(m) of the Internal Revenue Code

•   Meets in executive session without management

Key Participants	Role and Responsibilities
Independent Compensation Consultant
Since 2007, the P&C Committee has retained Frederic W. Cook & Co. (“Cook”) as its independent executive compensation consultant. In this role, Cook:

•   Provides advice regarding:

       •   Delta’s executive compensation strategy and programs

       •   the compensation of the CEO and other executive officers

       •   the selection of the peer group used to assess the executive compensation program

       •   general compensation program design

       •   the impact of regulatory, tax, and legislative changes on Delta’s executive compensation program

       •   executive compensation trends and best practices

       •   the compensation practices of competitors

•   Meets regularly with the P&C Committee in executive session without management

•   Provides no other services to Delta

•   May work directly with management on behalf of the P&C Committee but this work is always under the control and supervision of the P&C Committee

The P&C Committee considered Cook’s advice when determining executive compensation plan design and award levels in 2010.

Management
Under the supervision of the P&C Committee, Delta’s human resources department is responsible for the ongoing administration of the executive compensation program.

•   The Executive Vice President-HR & Labor Relations and his staff serve the P&C Committee and, in cooperation with Cook, prepare proposed compensation programs and policies for the P&C Committee at the request of the P&C Committee and the CEO

The following individuals also are involved in the administration of our executive compensation program:

•   The CEO makes recommendations to the P&C Committee regarding the compensation of executive officers other than himself

•   The Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements

•   The Vice President — Corporate Audit and Enterprise Risk Management confirms the proposed payouts to executive officers under our annual and long term incentive plans are calculated correctly and comply with the terms of the applicable performance-based plan

Peer Group

We strive to provide competitive compensation to our executives in accordance with our overall philosophy of treating frontline employees fairly and consistently. A key element of our compensation philosophy is to ensure our compensation programs for management and frontline employees align incentives for all Delta people to achieve our business goals. When making compensation decisions for 2010, the P&C Committee compared the actual and proposed compensation of our executive officers to compensation paid to similarly situated executives at companies in our airline industry peer group. We believe peer group data should be used as a point of reference, not as the determining factor in our executive officers’ compensation. The P&C Committee also considers general industry data, as well as business and industry conditions, our strategic business objectives, Delta’s culture, and the officer’s performance and experience.

For 2010, we compared the compensation of our executive officers and similarly situated executives at the following companies, which also serve as comparators for compensation purposes for our frontline employees:

• AirTran Airways

• American Airlines

• Continental Airlines

• JetBlue Airlines

• Southwest Airlines

• United Airlines

• US Airways

Because of Delta’s substantial increase in size following the merger, the peer group used to develop the compensation comparisons for management double weights the major network carriers. The network carriers which are double weighted are American Airlines, Continental Airlines, United Airlines and US Airways.

The P&C Committee also decided to obtain a broader market context by reviewing compensation data for businesses in the transportation industry and other companies which approximate Delta’s revenue and operational scale following the merger. In 2010, these companies included Burlington Northern Sante Fe Corporation, CSX Corporation, Du Pont, FedEx Corporation, Norfolk Southern Corporation, The Coca-Cola Company, Union Pacific Corporation and United Parcel Service, Inc. When compared to these businesses, Delta’s total compensation opportunities in 2010 for named executive officers are generally between the 25th percentile and the median. As stated above, the P&C Committee uses this data as a point of reference, not as the determining factor in setting compensation.

Beginning in 2011, the P&C Committee changed the peer group it uses for executive compensation purposes to better reflect Delta’s increased size and complexity following the merger. The new peer group consists of five major U.S. airlines and eighteen other companies with revenue and other business characteristics similar to Delta in the hotel/leisure, transportation/distribution, machinery/aerospace/defense and retail industries. In making this change, the P&C Committee also considered Cook’s view that the airline industry peer group is too small to provide stable and reliable market data for executive compensation purposes due to the substantial number of mergers in the airline industry; the fact Delta competes for management talent with companies both inside and outside the airline industry; and the peer groups other major airlines use to assess their executive compensation programs.

Elements of Compensation

Compensation elements for our executive officers include:

•	Base salary

•	Annual incentives

•	Long term incentives

•	Benefits

As shown previously in the compensation mix pie charts, at-risk performance-based compensation is the largest portion of the total compensation opportunity for the CEO and the other named executive officers. The P&C Committee believes this is the appropriate approach for aligning the interests of our named executive officers and stockholders.

When making compensation decisions, the P&C Committee reviews compensation “tally sheets” prepared by Cook. The tally sheets detail the total compensation and benefits for each executive officer, including the compensation and benefits the officer would receive under hypothetical termination of employment scenarios.

Base Salary. In setting base salary, the P&C Committee considers the individual’s responsibilities, performance and experience, as well as internal equity, business and industry conditions and the competitive market. The base salaries of our executive officers are substantially below the base salaries of similarly situated executives at the companies the P&C Committee reviews for a broader market context as described above.

None of our executive officers received a salary increase in 2010 or 2009, except Mr. Halter received a salary increase in 2009 due to his promotion to Senior Vice President and Chief Financial Officer. Mr. Anderson’s salary has not changed since he joined Delta as CEO on September 1, 2007.

The P&C Committee places greater emphasis on long term incentive opportunities than on salary for executive officers. In addition, the P&C Committee agreed with a management recommendation that, absent a promotion or an increase in responsibilities, executive officers would not be considered for salary increases until non-contract, U.S.-based frontline employees reached industry standard base pay rates, which occurred on October 1, 2010.

In 2011, the P&C Committee, based on the CEO’s and senior management’s recommendations, continued to place greater emphasis on long term incentive opportunities than on salary for executive officers. The P&C Committee has no plans, absent a promotion or an increase in responsibilities, to provide base salary increases to executive officers in 2011.

Annual Incentives. The 2010 Management Incentive Plan (the “2010 MIP”) is an annual incentive plan that links pay and performance by providing approximately 2,200 management employees with a compensation opportunity based on Delta’s achieving key business plan goals in 2010 (which includes the same goals for the CEO, executive officers and substantially all management employees). It also aligns the interests of Delta management and employees because the 2010 MIP includes the same goals that drive payouts under Delta’s broad-based employee profit sharing program (“Profit Sharing Program”) and shared rewards program (“Shared Rewards Program”). Under the Profit Sharing Program, Delta pays employees a specified portion of its annual pre-tax income, as defined in the applicable plan document. Under the Shared Rewards Program, Delta pays employees up to $100 per month based on its on-time arrival, baggage handling and flight completion factor performance.

The annual incentive opportunity under the 2010 MIP for executive officers is based on Delta’s performance in the following areas:

•	33% — financial;

•	33% — operational; and

•	34% — merger integration.

The financial performance measure is Delta’s 2010 pre-tax income, which is the same measure used in the Profit Sharing Program for Delta employees. Even if Delta meets or exceeds its financial performance target under the 2010 MIP, no payment may be made for this performance metric unless there is a payout for 2010 under the Profit Sharing Program. Moreover, if there is no payout under the Profit Sharing Program, a participant’s actual MIP award, if any, may not exceed his or her target award opportunity even if Delta’s performance under the other performance measures meets or exceeds the maximum level.

The operational performance measures are the number of times in 2010 the monthly (1) Shared Rewards Program goals are met (75% weighting); and (2) on-time arrival and completion factor performance goals for the Delta Connection airlines are satisfied (25% weighting).

The merger integration performance measure is based on the achievement of quantifiable benefits as a result of the merger. Merger benefits include items such as (1) revenue synergies; and (2) cost savings from reduced overhead and improved operational efficiency.

Payments, if any, earned by executive officers under the 2010 MIP are made (1) in cash if there is a payout under the broad-based employee Profit Sharing Program for 2010; and (2) in restricted stock if there is no such payout (“MIP Restricted Stock”). The MIP Restricted Stock will vest when (1) there is a payout under the Profit Sharing Program; or (2) the executive officer’s employment is terminated by Delta without cause, or due to the officer’s death or disability. If the executive officer voluntarily resigns or retires, the MIP Restricted Stock will vest when there is a payout under the Profit Sharing Program, as if the officer’s employment continued. The MIP Restricted Stock will be forfeited if, prior to vesting, the executive officer’s employment is terminated by Delta for cause. Since there was a payout under the Profit Sharing Program for 2010, the executive officers received their 2010 MIP award in cash.

The following chart shows the performance measures for executive officers under the 2010 MIP and the actual performance for each measure in 2010.

2010 Actual
Performance Measure	Measure Objective	Performance Levels		Performance
FINANCIAL (33% weighting)

2010 Pre-tax income (1)	Measure of Delta profitability	Threshold	$328 million	$1,941 million, which exceeded maximum level

	Aligns executive incentives with employee Profit Sharing Program	Target	$489 million	200% of target earned

		Maximum	$650 million

OPERATIONAL (33% weighting)

Number of monthly goals met under Shared Rewards Program (75% weighting)	Supports strategic focus on customer service	Threshold	16 Shared Rewards goals achieved	9 Shared Rewards goals met, which did not meet threshold level.

	Aligns executive incentives with employee Shared Rewards Program	Target	21 Shared Rewards goals achieved	0% of target earned

		Maximum	26 Shared Rewards goals achieved

Number of monthly goals met by Delta Connection airlines (25% weighting)	Supports strategic focus on customer service	Threshold	9 Delta Connection goals achieved	11 Delta Connection goals met, which exceeded threshold level but below target

		Target	14 Delta Connection goals achieved	70% of target earned

		Maximum	19 Delta Connection goals achieved

MERGER INTEGRATION (34% weighting)

Achievement of merger-related benefits	Supports Delta’s commitment to realize quantifiable merger benefits	Threshold	$1,434 million	$2,023 million, which exceeded maximum level

		Target	$1,600 million	200% of target earned

		Maximum	$1,766 million

ADDITIONAL REQUIREMENTS

If no payout is made under the employee Profit Sharing Program:
     • no payment may be made under the financial performance measure;
     • payment, if any, under the operational and merger integration performance measures may not exceed the participant’s 2010 MIP target award opportunity; and
     • payment, if any, under the other performance measures will be made in restricted stock rather than in cash
	Aligns executives and employees			There was a payout under the employee Profit Sharing Program for 2010. Accordingly, executive officers received their 2010 MIP award in cash.

(1)	“Pre-tax income” means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to employee equity securities; (c) gains or losses with respect to extraordinary, one-time or non-recurring events; and (d) expense accrued with respect to the broad-based employee Profit Sharing Program and the 2010 MIP.

The target award opportunities under the 2010 MIP are expressed as a percentage of the participant’s base salary. The P&C Committee determined the target award opportunities so the participant’s target annual compensation opportunity (base salary plus target 2010 MIP award) is competitive. The target award opportunity was 150% of base salary for Mr. Anderson and Mr. Bastian; 125% for Mr. Gorman; and 100% for the other executive officers.

Payments under the 2010 MIP could range from zero to 200% of the target award opportunity depending on the performance achieved. The P&C Committee sets performance measures at threshold, target and maximum levels for each performance measure, with (1) no payment for performance below the threshold level; and (2) a potential payment of 50% of target for threshold performance, 100% of target for target performance and 200% of target for maximum performance.

Delta achieved the maximum level for the 2010 MIP’s financial performance and merger integration performance measures. With respect to the operational performance measures, Delta did not meet the threshold level for the Shared Rewards Program goals, but exceeded the threshold level for the Delta Connection goals. Based on the performance measure weightings and the percent of target earned shown in the table above, executive officers earned 140% of their MIP target opportunity shown in the Grants of Plan-Based Awards Table in this proxy statement. Because Delta was profitable in 2010, there was a $313 million payout under the Profit Sharing Program to approximately 77,000 employees. Accordingly, payments earned by executive officers under the 2010 MIP were made in cash.

Long Term Incentives. The 2010 Long Term Incentive Program (“2010 LTIP”) links pay and performance by providing approximately 250 management employees with a compensation opportunity based on Delta’s financial performance over a two-year period, and aligns the interests of management and stockholders. The performance measures and goals are the same for the CEO, executive officers and all other participants in this plan. Under the 2010 LTIP, executive officers received an award opportunity consisting of performance awards and restricted stock, as follows:

•	This award is provided 50% in a performance award and 50% in restricted stock to balance the incentive opportunity between Delta’s financial performance relative to other airlines and its stock price performance. This mix and the other terms of the 2010 LTIP are intended to balance the performance and retention incentives with the high volatility of airline stocks.

•	Performance awards are a dollar-denominated long term incentive opportunity payable in common stock to executive officers and in cash to other participants. The payout, if any, of the performance award is based on the cumulative revenue growth and average annual pre-tax income margin ranking over the two-year period ending December 31, 2011 of Delta relative to American Airlines, Continental Airlines, Southwest Airlines, United Airlines and US Airways. These financial measures are weighted equally, and the potential payments may range from zero to 200% of the target award. AirTran Airways and JetBlue Airlines are not included in the performance comparison because changes in their cumulative revenue growth and annual pre-tax income margins are not comparable due to their significantly smaller size relative to the other carriers in the peer group.

•	Restricted stock is common stock that may not be sold or otherwise transferred for a period of time, and is subject to forfeiture in certain circumstances. The 2010 LTIP generally provides the restricted stock will vest (which means the shares may then be sold) in two equal installments on February 1, 2011 and February 1, 2012, subject to the officer’s continued employment. The value of a participant’s restricted stock award will depend on the price of Delta common stock when the award vests.

The 2010 LTIP target awards are the largest component of each executive officer’s compensation opportunity, reflecting the P&C Committee’s focus on longer term compensation, Delta’s financial results relative to peer airlines and Delta’s common stock price performance. The P&C Committee determined the target award opportunities so the participant’s total direct compensation opportunity is competitive.

The following chart shows the range of potential payments of the performance award based on the cumulative revenue growth and average annual pre-tax income margin ranking of Delta relative to the applicable peer group. The P&C Committee selected these performance measures because superior rankings in these areas should, over time, produce positive stockholder returns.

Rank					Rank
vs.	2 Year Cumulative Revenue Growth				vs.	2 Year Average Pre-Tax Income Margin
Airline					Airline					% of Target
Peers	% of Target Earned		Weighting	+	Peers	% of Target Earned		Weighting	=	Award Earned
1	200%	x	50%		1	200%	x	50%		200%

2	150%	x	50%		2	150%	x	50%		150%

3	100%	x	50%		3	100%	x	50%		100%

4	75%	x	50%		4	75%	x	50%		75%

5	25%	x	50%		5	25%	x	50%		25%

6	0%	x	50%		6	0%	x	50%		0%

For additional information about the vesting and possible forfeiture of 2010 LTIP awards, see “Post-Employment Compensation — Other Benefits — The 2010 and 2009 Long Term Incentive Programs” in this proxy statement.

2008 and 2009 Long Term Incentive Programs (“LTIP”). In 2008 and 2009, the P&C Committee granted executive officers performance shares under the 2008 LTIP and a performance award under the 2009 LTIP, respectively. Delta reported these award opportunities in its proxy statement for the applicable year.

Like the performance awards granted under the 2010 LTIP, the payout of these award opportunities is based on the cumulative revenue growth and average annual pre-tax income margin ranking of Delta relative to an airline peer group over a designated period. Each of these financial performance measures is weighted equally, and the potential payout may range from zero to 200% of the target award.

Under the 2008 LTIP, the performance shares granted to executive officers are denominated and paid in shares of common stock, with the performance period being the three-year period ended December 31, 2010. Under the 2009 LTIP, the performance awards granted to executive officers are denominated in dollars and paid in shares of common stock, with the performance period being the two-year period ended December 31, 2010.

Under the 2008 LTIP, Delta ranked (1) third in cumulative revenue growth, which earned 100% of target; and (2) second in average annual pre-tax income margin, which earned 150% of target. This resulted in a payout of 125% of target to Mr. Anderson, who had voluntarily waived the accelerated vesting of his outstanding equity awards due to the closing of the Northwest merger on October 29, 2008. In accordance with their terms, the performance shares granted to other executive officers vested and were paid in connection with the merger in October 2008.

Under the 2009 LTIP, Delta ranked (1) fifth in cumulative revenue growth, which earned 25% of target, and (2) second in average annual pre-tax income margin, which earned 150% of target. This resulted in a payout of 87.5% of target to executive officers.

Benefits. The named executive officers receive the same health, welfare and other benefits provided to all Delta employees, except Delta requires officers to obtain a comprehensive annual physical examination. Delta pays the cost of this examination, which is limited to a prescribed set of preventive procedures based on the person’s age and gender. Mr. Anderson is eligible to receive certain medical benefits under a 2001 agreement with his former employer, Northwest Airlines, Inc., but Mr. Anderson has voluntarily waived these benefits while employed by Delta. For additional information regarding the 2001 agreement, see “Post-Employment Compensation — Other Benefits — Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson” in this proxy statement.

The named executive officers are also eligible for supplemental life insurance, financial planning services, home security services and flight benefits. Delta provides certain flight benefits to all employees and, in 2009, granted non-management employees two positive space passes for travel anywhere Delta flies (with Delta paying the income tax liability on this benefit). Flight benefits are a low-cost, highly valued tool for attracting and retaining talent, and are consistent with industry practice. The perquisites received by named executive officers represent a small part of the overall compensation for executives and are offered to provide competitive compensation. See the Summary Compensation Table and the related footnotes in this proxy statement for information regarding benefits received in 2010 by the named executive officers.

We do not provide any supplemental executive retirement plans (officers participate in the same on-going retirement plans as our non-contract employees), club memberships or company cars for any named executive officer. Consistent with executive compensation trends and best practices, the P&C Committee eliminated (1) supplemental life insurance for officers during retirement; (2) tax reimbursement for supplemental life insurance and home security services; (3) tax reimbursement for post-employment flight benefits for a person who is first elected an officer on or after June 8, 2009; and (4) loss on sale relocation protection for named executive officers.

Risk Assessment

The P&C Committee requested Cook to conduct a risk assessment of Delta’s executive compensation program. Cook independently attested that Delta’s executive compensation program does not incent unnecessary risk taking, and the P&C Committee agrees with this assessment. In this regard, the P&C Committee notes the executive compensation program includes a compensation clawback policy for officers; stock ownership guidelines for executive officers; incentive compensation capped at specified levels; an emphasis on longer-term compensation; and the use of multiple performance measures, both annual and long term, which are designed to align executives with preserving and enhancing stockholder value. The clawback policy and the stock ownership guidelines are discussed below.

Executive Compensation Policies

During the last two years, the P&C Committee enhanced the corporate governance features of the executive compensation program by adopting a compensation clawback policy for officers, stock ownership guidelines for executive officers and an equity award grant policy. Additionally, Delta’s compliance program under the federal securities laws prohibits officers from engaging in certain securities hedging transactions. A brief discussion of these policies follows.

Clawback Policy.  The compensation clawback policy holds officers accountable should any of them ever engage in wrongful conduct. Under this policy, if the P&C Committee determines an officer has engaged in fraud or misconduct that requires a restatement of Delta’s financial statements, the P&C Committee may recover all incentive compensation awarded to or earned by the officer for fiscal periods materially affected by the restatement. For these purposes, incentive compensation includes annual and long term incentive awards and all forms of equity compensation.

Stock Ownership Guidelines.  Delta’s stock ownership guidelines strengthen the alignment between executive officers and stockholders. Under these guidelines, the current executive officers are required to own the following number of shares of Delta common stock by July 24, 2012:

Number of
Shares
CEO	200,000

President	75,000

Executive Vice Presidents	50,000

CFO and General Counsel	40,000

For these purposes, stock ownership includes shares (including restricted stock) owned directly or held in trust by the executive officer or an immediate family member who resides in the same household. It does not include shares an executive officer has the right to acquire through the exercise of stock options. The stock ownership guideline for the CEO exceeds three times Mr. Anderson’s base salary based on the $12.60 closing price of Delta common stock on December 31, 2010. All of our executive officers exceed their required stock ownership level.

Equity Award Grant Policy.  Delta’s equity award grant policy provides objective, standardized criteria for the timing, practices and procedures used in granting equity awards. Under this policy, the P&C Committee will consider approval of annual equity awards for management employees in the first quarter of the calendar year. Once approved, the grant date of these awards will be the later of (1) the date the P&C Committee meets to approve the awards; and (2) the third business day following the date on which Delta publicly announces its financial results for the most recently completed fiscal year. Equity awards for new hires, promotions or other off-cycle grants may be approved as appropriate and, once approved, these awards will be made on the later of (1) the date on which the grant is approved; and (2) the third business day following the date on which Delta publicly announces its quarterly or annual financial results if this date is in the same month as the grant.

Anti-Hedging Policy.  As part of its compliance program under the federal securities laws, Delta prohibits officers from engaging in exchange-traded put and call transactions involving Delta stock, or “short sales” of Delta securities. These short-term, highly leveraged transactions are prohibited because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest.

Compensation for Mr. Anderson

The P&C Committee determines the compensation of Mr. Anderson consistent with the approach used for our other executive officers. In accordance with our executive compensation philosophy and to further align the interests of Mr. Anderson and our stockholders, the vast majority of Mr. Anderson’s compensation opportunity is at risk and dependent on company and stock price performance.

The following details Mr. Anderson’s total compensation for 2010 and 2009.

•	Mr. Anderson’s total compensation declined in 2010 compared to 2009.

•	Mr. Anderson did not receive a salary increase in 2010. His salary has not changed since he joined Delta as CEO on September 1, 2007.

•	Mr. Anderson’s annual MIP target award has also not changed since he joined Delta. Consistent with the terms of the MIP, the award Mr. Anderson earned under the MIP was paid (1) in cash for 2010 because there was a payout under the broad-based employee Profit Sharing Program for 2010; and (2) in restricted stock for 2009 because there was no payout under the Profit Sharing Program for 2009.

•	The P&C Committee increased Mr. Anderson’s long term incentive opportunity in 2010 to recognize:

•	Mr. Anderson’s outstanding leadership during Delta’s merger with Northwest and the seamless integration of the operations of the two airlines.

•	Mr. Anderson’s substantially increased responsibilities from Delta’s significant increase in size, scope and complexity due to the merger. Delta’s total operating revenue was $22.7 billion in 2008 compared to $31.8 billion in 2010.

•	The P&C Committee’s emphasis on providing compensation opportunities for executive officers primarily through long term pay for performance programs.

•	Mr. Anderson’s total compensation in 2010 is substantially below the total compensation of CEOs at other Fortune 100 companies.

		Annual Incentive Plan
		(MIP)		Long Term Incentive Program (LTIP)
			Restricted	Performance	Restricted	All Other	Total
	Salary	Cash	Stock	Awards	Stock	Compensation	Compensation
Year	($)	($)	($)	($)	($)	($)	($)
2010	600,000	1,257,975	0	3,000,000	2,999,999	183,297	8,041,271

2009	600,000	0	1,102,051	2,750,000	2,750,064	1,173,217	8,375,332

See the Summary Compensation Table and the related footnotes in this proxy statement for additional information about Mr. Anderson’s compensation.

The P&C Committee believes Mr. Anderson’s compensation arrangements create a strong pay and performance linkage, fully align Mr. Anderson’s compensation and performance expectations with other employees and closely link his compensation to stockholder interests.

Post-Employment Compensation

Our executive officers do not have employment contracts or change in control agreements. They are eligible to receive certain benefits in the event of specified terminations of employment, including as a consequence of a change in control. These benefits are generally conservative compared with general industry standards.

The severance benefits for our named executive officers are described in “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement.

In 2009, the P&C Committee adopted a policy eliminating Excise Tax Reimbursement. Consistent with this policy, the P&C Committee amended the 2009 Officer and Director Severance Plan to eliminate the Excise Tax Reimbursement under that plan, and agreed Delta’s future incentive awards will not provide for an Excise Tax Reimbursement.

As discussed above, in 2009, Mr. Anderson voluntarily waived the Excise Tax Reimbursement under his existing arrangements. Following Mr. Anderson’s leadership, the executive officers also waived the Excise Tax Reimbursement under their 2008 incentive awards. Accordingly, neither Mr. Anderson nor any other executive officer is eligible to receive Excise Tax Reimbursement under any outstanding plan or incentive award.

Tax and Accounting Impact and Policy

The financial and tax consequences to Delta of the elements of the executive compensation program are important considerations for the P&C Committee when analyzing the overall design and mix of compensation. The P&C Committee seeks to balance an effective compensation program with an appropriate impact on reported earnings and other financial measures.

In making compensation decisions, the P&C Committee considers that Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year. Under Section 162(m), compensation may be excluded from the $1 million limit if required conditions are met. The 2010 MIP and the performance awards under the 2010 LTIP meet the conditions for exclusion. Delta has substantial net operating loss carryforwards to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time.

Equity awards granted under our executive compensation program are expensed in accordance with Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation. For further information regarding the accounting for our equity compensation, see Note 13 of the Notes to Consolidated Financial Statements in the 2010 Form 10-K.

Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed with Delta management the Compensation Discussion and Analysis. Based on this review and discussion, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

David R. Goode, Chairman
John S. Brinzo
Kenneth B. Woodrow

Information about Summary Compensation Table and Related Matters

The following table contains information about the compensation of (1) Mr. Anderson, Delta’s principal executive officer; (2) Mr. Halter, Delta’s principal financial officer; and (3) Mr. Bastian, Mr. Gorman and Mr. Hauenstein, who were Delta’s three other most highly compensated executive officers on December 31, 2010. These persons are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension
						Equity	Value and
						Incentive	Nonqualified
				Stock		Plan	Deferred	All Other
				Awards	Option	Compen-	Compensation	Compen-
		Salary	Bonus	($)	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	(2)(3)(4)(5)	($)(2)	($)(3)	($)(6)	($)(7)	($)(8)

Richard H. Anderson(1)	2010	600,000	0	5,999,999	0	1,257,975	0	183,297	8,041,271
Chief Executive Officer	2009	600,000	0	6,602,115	0	0	0	1,173,217	8,375,332
	2008	600,000	0	8,692,494	8,022,676	0	0	127,485	17,442,655
Edward H. Bastian	2010	500,000	0	2,999,999	0	1,048,313	20,269	114,953	4,683,534
President	2009	500,000	0	3,418,385	0	0	18,560	78,640	4,015,585
	2008	500,000	0	5,229,214	4,919,029	0	1,289	125,888	10,775,420
Stephen E. Gorman	2010	450,000	0	2,000,000	0	786,234	0	63,108	3,299,342
Executive Vice President &	2009	450,000	0	2,301,089	0	0	0	48,306	2,799,395
Chief Operating Officer	2008	380,458	0	3,440,368	3,640,827	0	0	156,277	7,617,930
Hank Halter	2010	385,000	0	1,250,028	0	538,134	13,689	77,204	2,264,055
Senior Vice President &	2009	382,917	0	1,124,241	0	0	15,080	56,854	1,579,092
Chief Financial Officer	2008	330,833	0	1,785,836	1,017,661	0	0	50,344	3,184,674
Glen W. Hauenstein	2010	400,000	0	1,400,091	0	559,100	0	95,961	2,455,152
Executive Vice President —	2009	400,000	0	1,739,802	0	0	0	86,804	2,226,606
Network Planning &	2008	387,500	0	2,732,512	2,674,884	0	0	111,629	5,906,525
Revenue Management

(1)	Mr. Anderson strongly supports an executive compensation program that reflects sound corporate governance polices and best practices. Consistent with these principles, Mr. Anderson voluntarily waived certain benefits he was eligible to receive. For information about these waivers, see the Executive Summary in the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”), on the applicable grant date or, if earlier, the service inception date. The reported amounts do not reflect the risk the awards may be forfeited in the event of certain terminations of employment or, for awards subject to performance conditions, the risk there is no payout because the performance conditions are not met. See Note 13 of the Notes to the Consolidated Financial Statements in Delta’s 2010 Form 10-K for the assumptions used in determining these fair values.

The reported amounts for 2010 and 2009 in the “Stock Awards” column reflect award opportunities under Delta’s annual and long term incentive plans. For additional information, see footnotes 3, 4 and 5 to the Summary Compensation Table. Delta did not grant stock options to any named executive officer in 2010 or 2009.

The reported amounts for 2008 in the “Stock Awards” and “Option Awards” columns primarily reflect special one-time equity awards granted in 2008 when a Delta subsidiary merged with Northwest. Substantially all Delta employees received special one-time equity awards in connection with the merger in 2008.

(3)	The 2010 Management Incentive Plan (“2010 MIP”) is an annual incentive plan which links pay and performance, and aligns the interest of Delta management and employees. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the annual incentive opportunity for executive officers under the 2010 MIP is based on Delta’s financial, operational and merger integration performance relative to key business plan goals.

Payments, if any, earned by executive officers under the 2010 MIP are made (a) in cash if there is a payout under Delta’s broad-based employee profit sharing program (“Profit Sharing Program”) for 2010; and (b) in restricted stock if there is no such payout (“MIP Restricted Stock”).

Because Delta was profitable in 2010, there was a payout to Delta employees under the Profit Sharing Program. Accordingly, payments earned by executive officers under the 2010 MIP were made in cash. These cash payments are reported for 2010 in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Because Delta was not profitable in 2009, there was no payout under the Profit Sharing Program for that year. Accordingly, payments earned by executive officers under the 2009 MIP were made in MIP Restricted Stock based on Delta’s operational and merger integration performance and, if applicable, the officer’s leadership performance. These restricted stock awards are reported for 2009 in the “Stock Awards” column of the Summary Compensation Table. The MIP Restricted Stock vested when payments were made under the Profit Sharing Program in 2011. There were no payments to executive officers under the 2008 MIP.

(4)	The 2010 Long Term Incentive Program (“2010 LTIP”) links pay and performance, and aligns the interests of Delta management and stockholders. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the long term incentive opportunity for executive officers consists of performance awards and restricted stock.

The performance awards are denominated in dollars. The payouts, if any, earned by an executive officer will be made in stock based on the financial performance of Delta relative to other airlines during the two-year period ending December 31, 2011.

The restricted stock vests in equal installments on February 1, 2011 and 2012, subject to the executive officer’s continued employment. It is subject to forfeiture in certain circumstances.

The reported amounts for 2010 in the “Stock Awards” column include the fair value of the performance awards and restricted stock under the 2010 LTIP computed in accordance with FASB ASC Topic 718 on February 4, 2010, the date these awards became effective.

(5)	For awards in the “Stock Awards” column that are subject to performance conditions, the fair value is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. For these purposes, the fair value of the performance awards under the 2010 LTIP is computed based on performance at the target level.

If the awards subject to performance conditions were assumed to pay out at the maximum level, the aggregate fair value of such awards for the named executive officers would have been as follows:

Name	2010 ($)	2009 ($)	2008 ($)
Mr. Anderson	6,000,000	5,500,000	2,620,094
Mr. Bastian	3,000,000	2,500,000	1,473,913
Mr. Gorman	2,000,000	1,750,000	524,019
Mr. Halter	1,250,000	750,000	163,866
Mr. Hauenstein	1,400,000	1,250,000	655,112

(6)	Delta does not sponsor a supplemental executive retirement plan for any named executive officer.

The Delta Retirement Plan is a broad-based, non-contributory tax qualified defined benefit pension plan for nonpilot employees. Effective December 31, 2005, the Delta Retirement Plan was amended to freeze service, earnings and pay credits for all participants, including any participating named executive officers.

The reported amounts for 2010 reflect the aggregate change in the actuarial present value of each applicable named executive officer’s accumulated benefit under the Delta Retirement Plan measured from

December 31, 2009 to December 31, 2010. Mr. Anderson, Mr. Gorman and Mr. Hauenstein are not eligible to participate in the Delta Retirement Plan because they did not complete 12 months of service before the plan was frozen on December 31, 2005. See “Post-Employment Compensation — Defined Benefit Pension Benefits” in this proxy statement for a description of this plan.

(7)	The reported amounts for 2010 include the following items:

	Contributions	Payments due to
	to Qualified	Internal Revenue
	Defined	Code Limits			Perquisites
	Contribution	Applicable to	Life		and Other
	Retirement	Qualified Defined	Insurance	Reimbursement	Personal
	Plan	Contribution Plan	Premiums	of Taxes	Benefits
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)
Mr. Anderson	17,150	99,014	1,584	18,588	46,961
Mr. Bastian	17,150	82,136	1,320	14,347	0
Mr. Gorman	9,800	30,255	1,188	10,695	11,170
Mr. Halter	17,150	35,995	1,016	9,294	13,749
Mr. Hauenstein	17,150	45,186	1,056	16,523	16,046

(a)	Represents Delta’s contributions to the Delta Family-Care Savings Plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.

(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the officer’s account under the Delta Family-Care Savings Plan absent limits applicable to such plans under the Internal Revenue Code. These payments are based on the same fixed and matching contribution formula applicable to all participants in this plan and are available to any plan participant affected by such limits.

(c)	Represents the annual premium on supplemental life insurance coverage equal to two times base salary which Delta provides to named executive officers. Effective January 1, 2010, Delta eliminated this coverage during retirement.

(d)	Represents tax reimbursements for flight benefits as described below. Effective January 1, 2010, Delta eliminated tax reimbursements for supplemental life insurance and home security services.

(e)	The amounts for Messrs. Anderson, Gorman and Hauenstein consist of financial planning services; home security services; the cost of an annual physical examination which Delta’s Board of Directors requires for all officers; and flight benefits as described below. The amount for Mr. Halter includes financial planning services, the cost of the required annual physical examination and flight benefits. Mr. Bastian did not receive perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. From time to time executive officers attend events sponsored by Delta at no incremental cost to Delta.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer. Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for the CEO and President; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for the CEO and President; $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during employment. Delta’s incremental cost of providing flight benefits includes incremental fuel expense and the incremental cost on a flight segment basis for customer service expenses such as meals, onboard expenses, baggage handling, insurance, airport security and aircraft cleaning. In addition, certain executive officers have flight benefits on another airline.

(8)	As required by SEC rules, the amounts in the “Total” column represent the sum of the amounts in columns (c) through (i). As discussed in footnote (2) above, the amounts in the “Stock Awards” and “Option

Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk the awards may be forfeited in the event of certain terminations of employment or, for awards subject to performance conditions, the risk there is no payout because the performance conditions are not met.

Grants of Plan-Based Awards Table

The following table provides information about annual and long term award opportunities granted to our named executive officers during 2010 under the 2010 MIP and the 2010 LTIP. These award opportunities are described in the “Compensation Discussion and Analysis” section of the proxy statement under “Elements of Compensation — Annual Incentives” and “Elements of Compensation — Long Term Incentives”.

									All
									Other	All Other
		Date of							Stock	Option		Grant
		Personnel							Awards:	Awards:	Exercise	Date Fair
		& Compen-	Estimated Future Payouts						Number	Number of	or Base	Value of
		sation	Under Non-Equity Incentive			Estimated Future Payouts Under			of Shares	Securities	Price of	Stock and
		Committee	Plan Awards(2)			Equity Incentive Plan Awards(3)			of Stock	Underlying	Option	Option
	Grant	or Board	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name/Type of Award	Date(1)	Action	($)	($)	($)	($)	($)	($)	(#)(4)	(#)	($/Sh)	($)(5)
Mr. Anderson
2010 MIP	1/1/10	12/16/09	450,000	900,000	1,800,000	—	—	—	—	—	—	—
2010-LTIP — Performance Award	2/4/10	2/4/10	—	—	—	375,000	3,000,000	6,000,000	—	—	—	3,000,000
2010 LTIP — Restricted Stock	2/4/10	2/4/10	—	—	—	—	—	—	261,780	—	—	2,999,999
Mr. Bastian
2010 MIP	1/1/10	12/16/09	375,000	750,000	1,500,000	—	—	—	—	—	—	—
2010 LTIP— Performance Award	2/4/10	2/4/10	—	—	—	187,500	1,500,000	3,000,000	—	—	—	1,500,000
2010 LTIP— Restricted Stock	2/4/10	2/4/10	—	—	—	—	—	—	130,890	—	—	1,499,999
Mr. Gorman
2010 MIP	1/1/10	12/16/09	281,250	562,500	1,125,000	—	—	—	—	—	—	—
2010 LTIP — Performance Award	2/4/10	2/4/10	—	—	—	125,000	1,000,000	2,000,000	—	—	—	1,000,000
2010 LTIP — Restricted Stock	2/4/10	2/4/10	—	—	—	—	—	—	87,260	—	—	1,000,000
Mr. Halter
2010 MIP	1/1/10	12/16/09	192,500	385,000	770,000	—	—	—	—	—	—	—
2010 LTIP — Performance Award	2/4/10	2/4/10	—	—	—	78,125	625,000	1,250,000	—	—	—	625,000
2010 LTIP — Restricted Stock	2/4/10	2/4/10	—	—	—	—	—	—	54,540	—	—	625,028
Mr. Hauenstein
2010 MIP	1/1/10	12/16/09	200,000	400,000	800,000	—	—	—	—	—	—	—
2010 LTIP — Performance Award	2/4/10	2/4/10	—	—	—	87,500	700,000	1,400,000	—	—	—	700,000
2010 LTIP — Restricted Stock	2/4/10	2/4/10	—	—	—	—	—	—	61,090	—	—	700,091

(1)	For purposes of this column, the grant date for the 2010 MIP is the date the performance period began. The grant date for the 2010 LTIP is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	These columns show the annual award opportunities under the 2010 MIP. For additional information about the 2010 MIP, see footnote 3 to the Summary Compensation Table.

(3)	These columns show the long term award opportunities under the performance award component of the 2010 LTIP. For additional information about the 2010 LTIP, see footnote 4 to the Summary Compensation Table.

(4)	This column shows the restricted stock component of the 2010 LTIP.

(5)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the fair value of the awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. For awards subject to performance conditions, the value shown is based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk that the awards may be forfeited in the event of certain terminations of employment or, in the case of performance awards, that there is no payout if the required performance measures are not met.

Outstanding Equity Awards at Fiscal Year-end Table

The following table provides information regarding the outstanding equity awards on December 31, 2010 for each of the named executive officers. As required by SEC rules, the dollar values in the “Stock Awards” column in this table are based on the $12.60 closing price of Delta common stock on the NYSE on December 31, 2010.

		Option Awards				Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
								Unearned	Unearned
							Market	Shares,	Shares,
		Number of	Number of			Number	Value of	Units or	Units or
		Securities	Securities			of Shares	Shares or	Other	Other
		Underlying	Underlying			or Units	Units of	Rights	Rights
		Unexercised	Unexercised	Option		of Stock	Stock That	That	That Have
		Options	Options	Exercise	Option	That Have	Have Not	Have Not	Not
	Grant	Exercisable	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date(1)(2)	(#)	(#)(2)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)

Mr. Anderson
2010 LTIP-
Restricted Stock	2/4/2010	—	—	—	—	261,780	3,298,428	—	—
2009 MIP	1/29/2009	—	—	—	—	96,165	1,211,679	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	199,280	2,510,928	—	—
Merger Award-Stock Options	10/29/2008	912,000	608,000	7.99	10/28/2018	—	—	—	—
Merger Award-Restricted Stock	10/29/2008	—	—	—	—	304,000	3,830,400	—	—
2008 LTIP-Stock Options	4/3/2008	84,260	42,130	8.81	4/2/2018	—	—	—	—
2008 LTIP-Restricted Stock	4/3/2008	—	—	—	—	49,566	624,532	—	—
Stock Options	9/1/2007	264,300	—	16.88	8/31/2017	—	—	—	—

Mr. Bastian
2010 LTIP-
Restricted Stock	2/4/2010	—	—	—	—	130,890	1,649,214	—	—
2009 MIP	1/29/2009	—	—	—	—	80,138	1,009,739	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	90,580	1,141,308	—	—
Merger Award-Stock Options	10/29/2008	564,000	376,000	7.99	10/28/2018	—	—	—	—
Merger Award-Restricted Stock	10/29/2008	—	—	—	—	188,000	2,368,800	—	—
2008 LTIP-Stock Options	4/3/2008	71,090	—	8.81	4/2/2018	—	—	—	—
Stock Options	9/1/2007	60,100	—	16.88	8/31/2017	—	—	—	—
Stock Options	6/4/2007	142,900	—	18.84	4/29/2017	—	—	—	—

Mr. Gorman
2010 LTIP-
Restricted Stock	2/4/2010	—	—	—	—	87,260	1,099,476	—	—
2009 MIP	1/29/2009	—	—	—	—	48,083	605,846	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	63,410	798,966	—	—
Merger Award-Stock Options	10/29/2008	438,000	292,000	7.99	10/28/2018	—	—	—	—
Merger Award-Restricted Stock	10/29/2008	—	—	—	—	146,000	1,839,600	—	—
2008 LTIP-Stock Options	4/3/2008	25,280	—	8.81	4/2/2018	—	—	—	—
Stock Options	12/1/2007	167,000	—	19.76	11/30/2017	—	—	—	—

Mr. Halter
2010 LTIP-
Restricted Stock	2/4/2010	—	—	—	—	54,540	687,204	—	—
2009 MIP	1/29/2009	—	—	—	—	32,655	411,453	—	—
2009 LTIP-
Restricted Stock	1/30/2009	—	—	—	—	27,175	342,405	—	—
Merger Award-Stock Options	10/29/2008	121,800	81,200	7.99	10/28/2018	—	—	—	—
Merger Award-Restricted Stock	10/29/2008	—	—	—	—	81,200	1,023,120	—	—
2008 LTIP-Stock Options	4/3/2008	7,900	—	8.81	4/2/2018	—	—	—	—
Stock Options	6/4/2007	63,000	—	18.84	4/29/2017	—	—	—	—

Mr. Hauenstein
2010 LTIP-
Restricted Stock	2/4/2010	—	—	—	—	61,090	769,734	—	—
2009 MIP	1/29/2009	—	—	—	—	42,740	538,524	—	—
2009 LTIP-Restricted Stock	1/30/2009	—	—	—	—	45,290	570,654	—	—
Merger Award-Stock Options	10/29/2008	312,000	208,000	7.99	10/28/2018	—	—	—	—
Merger Award-Restricted Stock	10/29/2008	—	—	—	—	104,000	1,310,400	—	—
2008 LTIP-Stock Options	4/3/2008	31,600	—	8.81	4/2/2018	—	—	—	—
Stock Options	11/1/2007	67,000	—	20.20	10/31/2017	—	—	—	—
Stock Options	6/4/2007	105,500	—	18.84	4/29/2017	—	—	—	—

(1)	For purposes of this column, the grant date for the 2009 MIP is the date the Personnel & Compensation Committee granted award opportunities to the named executive officers. The grant date for other awards is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	The merger of a Delta subsidiary with Northwest on October 29, 2008 caused the vesting of the unvested equity awards granted prior to that date to the named executive officers other than Mr. Anderson, who voluntarily waived the accelerated vesting of his equity awards in these circumstances.

Subject to Mr. Anderson’s continued employment with Delta, the stock options reported in this column which were granted on April 3, 2008 become exercisable on April 3, 2011.

Subject to the named executive officer’s continued employment with Delta, the stock options reported in this column which were granted on October 29, 2008 become exercisable on November 1, 2011.

The exercise price of the stock options granted on June 4, 2007, November 1, 2007, December 1, 2007, April 3, 2008, and October 29, 2008 is the closing price of the common stock on the NYSE on the applicable grant date. The exercise price of the stock options granted on Saturday, September 1, 2007 is the closing price of the common stock on the NYSE on Friday, August 31, 2007, the last trading day immediately preceding the grant date.

(3)	Subject to the named executive officer’s continued employment with Delta, these shares of restricted stock vest as follows:

April 3, 2008 Grant Date. On April 3, 2011.

October 29, 2008 Grant Date. On November 1, 2011.

January 30, 2009 Grant Date. On February 1, 2011.

February 4, 2010 Grant Date. In equal installments on February 1, 2011 and 2012.

The annual incentive earned by executive officers under the 2009 MIP was paid in restricted stock (“MIP Restricted Stock”) because there was no payout under Delta’s broad-based employee profit sharing program (“Profit Sharing Program”) for 2009. The MIP Restricted Stock vested in 2011 when a payout occurred under the Profit Sharing Program.

The restricted stock is subject to forfeiture in certain circumstances.

(4)	In accordance with SEC rules, the amounts in this column for the market value of restricted stock are based on the $12.60 closing price of Delta common stock on the NYSE on December 31, 2010.

(5)	This table does not include the performance award component of the 2010 LTIP because (a) these award opportunities are denominated in dollars, and (b) the payout, if any, earned by the named executive officers will be made in stock based on the cumulative revenue growth and average annual pre-tax income margin ranking of Delta relative to an airline peer group during the two-year period ending December 31, 2011. For additional information about the performance award component of the 2010 LTIP, see footnote 4 to the Summary Compensation Table and the Grants of Plan-Based Awards Table in this proxy statement.

Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of stock for the named executive officers in 2010.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares	Realized on
	Exercise	Exercise	Acquired on	Vesting
Name	(#)	($)	Vesting (#)	($)(1)

Mr. Anderson	0	0	909,383	11,131,530

Mr. Bastian	0	0	279,441	3,373,293

Mr. Gorman	0	0	202,813	2,448,335

Mr. Halter	0	0	96,233	1,161,789

Mr. Hauenstein	0	0	144,721	1,747,052

(1)	The value realized on vesting is based on the closing price of Delta common stock on the NYSE on the applicable vesting dates. The numbers represent the vesting of award opportunities granted between 2007 and 2009.

Post-Employment Compensation

Defined Benefit Pension Benefits

Qualified Nonpilot Retirement Plan. The Delta Retirement Plan (“Retirement Plan”) is a broad-based, non-contributory qualified defined benefit pension plan for Delta’s nonpilot employees. To participate in the Retirement Plan, a nonpilot employee (including executive officers) must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian and Mr. Halter are eligible to participate in the Retirement Plan but Mr. Anderson, Mr. Gorman and Mr. Hauenstein are not. We do not offer any supplemental executive retirement plans to our named executive officers.

Retirement benefits under the Retirement Plan are based on the same formula for all pre-merger Delta U.S. employees who are not covered by a collective bargaining agreement. Until July 1, 2003, Retirement Plan benefits were calculated using only a final average earnings formula (“FAE formula”). Under this formula, the benefit is based on an employee’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when the payment of benefits begins (which may not be before age 52); and (4) primary Social Security benefit. Final average earnings are the average of an employee’s highest average monthly earnings (based on the employee’s salary and eligible annual incentive compensation, if any) for the 36 consecutive months in the 120-month period immediately preceding the earlier of termination of employment or January 1, 2006. The monthly retirement benefit payable at the normal retirement age of 65 is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years with Delta and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is also reduced for service of less than 30 years. Participants become fully vested in their FAE formula benefits after completing three years of service. Benefits determined under the FAE formula are paid in the form of a monthly annuity.

Effective July 1, 2003, the Retirement Plan was amended to transition to a cash balance formula. Generally, for employees hired (or rehired) after July 1, 2003, retirement benefits earned after that date are based only on the cash balance formula. Under this formula, each participant has an account, for recordkeeping purposes only, to which pay credits were allocated annually until January 1, 2006. These pay credits were based on 6% of a participant’s salary and eligible annual incentive compensation, if any. In addition, all balances in a participant’s account are credited with an annual interest credit which is currently based on a market rate of interest (the “Annual Interest Credit”). Participants become fully vested in their cash balance formula benefits after completing three years of service. At termination of employment, an amount equal to the then-vested balance of a participant’s cash balance account is payable to the participant, at his election, in the form of an immediate or deferred lump sum (to the extent the lump sum payment is available under the Internal Revenue Code) or equivalent monthly annuity benefit.

Employees covered by the Retirement Plan who were employed on July 1, 2003 are eligible for transition benefits as long as they remained continuously employed. For the period that began July 1, 2003 and ended December 31, 2005 (“Cash Balance Period”), these employees earned retirement benefits equal to the greater of the benefit determined under the Retirement Plan’s FAE formula or its cash balance formula.

Effective December 31, 2005, the Retirement Plan was amended (1) to freeze accrual of future benefits attributable to years of service and pay increases after December 31, 2005 under the FAE formula; and (2) to cease pay credits under the cash balance formula. Effective March 31, 2007, all benefits under the Retirement Plan were frozen; however, Annual Interest Credits will continue to be added to the cash balance account after December 31, 2005.

Pension Benefits Table

The table below shows certain pension benefit information for Mr. Bastian and Mr. Halter as of December 31, 2010. The table does not include any information for Mr. Anderson, Mr. Gorman or Mr. Hauenstein because they are not eligible to participate in the Retirement Plan.

		Number of
		Years of
		Credited
		Service (as of	Present Value of		Payments
		December 31,	Accumulated		During
Name	Plan Name	2010) (1)	Benefits (2)		Last Fiscal Year
Mr. Bastian(3)	Delta Retirement Plan	6 years, 10 months	FAE Formula: $	134,182 Cash Balance Formula: $50,719	0
Mr. Halter	Delta Retirement Plan	7 years, 4 months	FAE Formula: $	89,658 Cash Balance Formula: $41,449	0

(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005.

(2)	Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “Assumptions” in Note 10 of the Notes to the Consolidated Financial Statements in Delta’s 2010 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The form of benefit payable under the FAE formula for Mr. Bastian and Mr. Halter is a single life annuity.

(3)	Mr. Bastian resigned from Delta as of April 1, 2005 and rejoined Delta in July 2005. His years of credited service include the 6 years, 5 months of service he had completed as of April 1, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

Potential Post-Employment Benefits upon Termination or Change in Control
This section describes the potential benefits that may be received by our named executive officers in the event of certain terminations of employment or, in limited circumstances, in connection with a change in control. None of our named executive officers is eligible for early or normal retirement and, therefore, none is eligible for any retirement-related compensation or benefits.

Severance Plan. Officers and director level employees are generally eligible to participate in Delta’s 2009 Officer and Director Severance Plan (“Severance Plan”). In 2009, the P&C Committee amended the Severance Plan to eliminate Delta’s reimbursement of (1) the excise tax paid under Section 4999 of the Internal Revenue Code by a participant who receives change in control benefits that exceed a statutory safe harbor; and (2) the taxes incurred by the participant due to Delta’s reimbursement of the excise tax and related taxes (“Excise Tax Reimbursement”). If a participant is entitled to benefits under the Severance Plan in connection with a change in control, the amount of such benefits will be reduced to the statutory safe harbor if this results in a greater after tax benefit than if the participant paid the excise tax.

The following table summarizes the principal benefits the named executive officers are eligible to receive under the Severance Plan.

Termination by Delta
without Cause or
		Resignation by the	Resignation by the
	Termination by Delta	Executive	Executive for Good
	without	for Good Reason (no	Reason
	Cause (no Change in	Change	in Connection with a
Name	Control)	in Control)	Change in Control)(1)
Mr. Anderson and Mr. Bastian	• 24 months base salary • 200% target MIP • 24 months benefits continuation	• 24 months base salary • 200% target MIP • 24 months benefits continuation	• 24 months base salary • 200% target MIP • 24 months benefits continuation

Mr. Gorman and Mr. Hauenstein	• 18 months base salary • 150% target MIP • 18 months benefits continuation	• None	• 18 months base salary • 150% target MIP • 18 months benefits continuation

Mr. Halter	• 15 months base salary • 125% target MIP • 15 months benefits continuation	• None	• 15 months base salary • 125% target MIP • 15 months benefits continuation

(1)	These benefits apply if the termination of employment occurs during the two-year period after a change in control.

To receive benefits under the Severance Plan, executive officers must enter into a general release of claims against Delta, and non-competition, non-solicitation and confidentiality covenants for the benefit of Delta. The cash severance amount is paid in a lump sum following termination of employment. As outlined in the chart above, executive officers are eligible for (1) continuation of certain medical, dental and vision benefits for which the COBRA premiums will be waived for the participant’s severance period; (2) continuation of basic life insurance coverage of one times annual base salary, up to a maximum amount of $250,000, for which premiums will be waived for the severance period; (3) reimbursement of expenses for financial planning services through the end of the year in which the termination occurred; and (4) outplacement services with fees not to exceed $5,000.

Other Benefits

Our named executive officers are eligible to receive certain additional benefits in the event of certain terminations of employment or in connection with a change in control. The definitions of “cause”, “change in control”, “disability” and “good reason”, as such terms are used in the following sections, are summarized below.

The 2010 and 2009 Long Term Incentive Programs

If a participant’s employment is terminated (1) by Delta without cause or by the participant for a good reason in connection with a change in control or (2) due to death or disability, the participant’s performance award and restricted stock award will immediately vest, with the performance award paid in cash at the target level.

If a participant’s employment is terminated (1) by Delta without cause or (2) by the participant for good reason without a change in control:

•	the participant will receive a cash payment of his performance award based on actual performance for the entire performance period, prorated based on the number of months the participant was employed by Delta during the performance period and paid at the same time and manner as active participants. Any remaining portion of the performance award will be forfeited.

•	a pro rata portion of the participant’s restricted stock award, based on the number of months the participant was employed with Delta from the award grant date, will immediately vest. Any remaining portion of the restricted stock award will be forfeited.

If a participant’s employment is terminated by Delta for cause or by the participant without good reason, the participant’s performance award and restricted stock award will be forfeited.

2010 Management Incentive Plan. The 2010 MIP generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2010 is not eligible for a 2010 MIP payment. If, however, the participant’s employment is terminated (1) due to death or disability or (2) by Delta without cause or for any other reason that would entitle the participant to benefits under the Severance Plan, the participant is eligible for a pro rata 2010 MIP payment based on (a) the number of months during 2010 the participant was employed in a MIP-qualified position and (b) the terms and conditions of the 2010 MIP that would have applied if the participant’s employment had continued through December 31, 2010.

2009 Management Incentive Plan. The payments earned by executive officers under the 2009 MIP were made in restricted stock (“MIP Restricted Stock”) because there was no payout under Delta’s broad-based employee profit sharing program (“Profit Sharing Program”) for 2009. The MIP Restricted Stock will vest on the earlier of the date (1) there is a payout under the Profit Sharing Program; or (2) the executive’s employment with Delta is terminated by Delta without cause, by the executive for good reason, or due to the executive’s death or disability. The MIP Restricted Stock will be forfeited if, prior to vesting, the executive officer’s employment with Delta is terminated by Delta for cause or the officer voluntarily resigns.

Merger Awards. The restricted stock and stock option awards granted to executive officers in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008 (“Merger Awards”) vest if an executive’s employment is terminated (1) by Delta without cause or by the executive for good reason (with or without a change in control) or (2) due to death or disability. If an executive’s employment is terminated by Delta for cause or by the executive without good reason, the Merger Awards will be forfeited.

The 2008 Long Term Incentive Program. Because Mr. Anderson voluntarily waived his right to accelerated vesting of his outstanding equity awards in connection with the merger of a Delta subsidiary and Northwest on October 29, 2008, only Mr. Anderson has awards outstanding under the 2008 Long Term Incentive Program (“2008 LTIP”).

•	Performance Shares. The 2008 LTIP generally provides that a participant’s performance shares will immediately vest at the target level upon a change in control. If the participant’s employment with Delta is terminated (1) by Delta without cause or by the participant for good reason without a change in control or (2) due to death or disability, the target number of performance shares will be prorated based on the number of months the participant was employed by Delta during the performance period. In cases of death or disability, the adjusted performance shares would be paid out immediately; in all other cases, the adjusted performance shares would be paid based on actual performance in the same manner and to the same extent as if employment had continued.

•	Restricted Stock and Stock Option Awards. The 2008 LTIP generally provides that a participant’s restricted stock and stock option awards will immediately vest (1) upon a change in control or (2) due to the participant’s death or disability. If the participant’s employment with Delta is terminated by Delta without cause or by the participant for good reason without a change in control, a pro rata portion of the participant’s restricted stock and stock option awards, based on the number of months the participant was employed with Delta from the award grant date, will immediately vest. Any remaining portion of the restricted stock and stock option awards will be forfeited.

All awards under the 2008 LTIP are forfeited if a participant’s employment is terminated by Delta for cause or by the participant without good reason.

Triggering Events. As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms “cause”, “change in control”, “disability” and “good reason”, as they apply to our executive officers, are summarized below.

•	Cause means, in general, a person’s (1) continued, substantial failure to perform his duties with Delta; (2) misconduct which is economically injurious to Delta; (3) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (4) material violation of any material Delta policy or rule regarding conduct.

A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. For executive vice presidents or more senior executives, a termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

•	Change in control means, in general, the occurrence of any of the following events: (1) any person becomes the beneficial owner of more than 35% of Delta common stock; (2) during a period of 12 consecutive months, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (3) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in the Delta common stock outstanding immediately before the transaction continuing to represent more than 65% of the Delta common stock outstanding immediately after the transaction; or (4) a sale, lease or other transfer of Delta’s assets which have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

For purposes of the 2009 LTIP, 2010 LTIP and the 2010 MIP, the merger between a Delta subsidiary and Northwest on October 29, 2008 is not considered a change in control.

•	Disability means long term or permanent disability as determined under the applicable Delta disability plan.

•	Good reason:

•	For purposes of Delta’s outstanding equity awards, good reason generally means the occurrence of any of the following without a person’s written consent: (1) with respect to executive vice presidents or more senior executives (or, if following a change in control, with respect to any participant), a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles and, if the relocation occurs prior to a change in control, the relocation would place the person in a position of reduced status and importance at Delta; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement); (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or (5) a material breach by Delta of any material term of a person’s employment.

•	For purposes of the Severance Plan, good reason generally means the occurrence of any of the following without a person’s written consent: (1) a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for all full-time domestic employees who are not subject to a collective bargaining agreement; (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for all full-time domestic employees who are not subject to a collective bargaining agreement); or (5) a material breach by Delta of any material term of a person’s employment.

An event described above constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within a specified period.

Retiree Flight Benefits. An executive officer who retires from Delta at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, may continue to receive flight benefits (See footnote 7 to the Summary Compensation Table for a description of flight benefits) during retirement, except the unused portion of the two annual allowances does not accumulate into succeeding years (“Retiree Flight Benefits”).

Notwithstanding the above, a person who is first elected an officer on or after June 8, 2009 will not receive reimbursement for taxes for Retiree Flight Benefits.

In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson. In 2001, Northwest Airlines, Inc. entered into an agreement with its then Chief Executive Officer, Mr. Anderson, agreeing to provide Mr. Anderson, his spouse and eligible dependents with medical and dental coverage at the levels then provided to Mr. Anderson under the Northwest medical plans for the life of Mr. Anderson and his spouse. This coverage is secondary to any medical coverage Mr. Anderson receives while he is employed by another company. The agreement with Mr. Anderson was reviewed and approved by the compensation committee of the board of directors of Northwest, and was consistent with Northwest’s then existing practices. As a result of the merger, Delta is required to honor this agreement. Mr. Anderson has voluntarily waived the benefits under this agreement while he is employed with Delta.

Tables Regarding Potential Post-Employment Benefits upon Termination or Change in Control

General. The following tables describe the termination benefits for each named executive officer, assuming termination of employment on December 31, 2010. Also included is a column that describes the benefits, if any, each named executive officer would have received in connection with a change in control. Further, because termination is deemed to occur at the end of the workday on December 31, 2010, the executive would have earned his 2010 MIP award, the performance awards under the 2009 LTIP and, for Mr. Anderson, the performance shares under the 2008 LTIP, to the extent otherwise payable. Accordingly, these awards are unrelated to the termination of employment.

Broad-based Benefits. We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payment of retirement, disability and death benefits. See “Defined Benefit Pension Benefits” above, for a discussion of the benefits accrued for eligible named executive officers under the Delta Retirement Plan.

Excise Tax Reimbursement. We have not included in this section any Excise Tax Reimbursements. Neither the Severance Plan nor any incentive compensation awards granted after October 20, 2009 provide for Excise Tax Reimbursement. On October 20, 2009, Mr. Anderson voluntarily waived his Excise Tax Reimbursement under his then outstanding long term incentive awards made prior to that date. Following Mr. Anderson’s leadership, all of the executive officers voluntarily waived the Excise Tax Reimbursement under the long term incentive awards they received in 2008. As a result of these actions, none of the executive officers is eligible to receive any Excise Tax Reimbursement.

Certain Assumptions. We used the general assumptions summarized below in calculating the dollar amounts included in the following tables:

•	Performance Awards. The value of the performance awards in the tables is based on payment at the target level.

•	Stock Options. We used intrinsic value for the stock options in the following tables. The exercise prices for our unexercisable stock options outstanding on December 31, 2010 were (1) $8.81 for the options granted on April 3, 2008; and (2) $7.99 for the options granted on October 29, 2008.

•	Restricted Stock. As required by SEC rules, the values in these tables for restricted stock are based on the closing price of $12.60 of our common stock on the NYSE on December 31, 2010.

•	Benefits. Under our severance arrangements, executive officers may receive financial planning services until the end of the year in which their employment terminated. For purposes of the tables, we have assumed each named executive officer would use his remaining available 2010 allowance. The maximum amount available under the program is $15,000 per year for executive vice presidents and more senior executives, and $8,500 for senior vice presidents.

The Retiree Flight Benefits reflected for each named executive officer in the following tables are based on various assumptions, including the following: (1) flight benefits continue for the life expectancy of the officer, measured using the same mortality table used for pension purposes; (2) the level of usage of Retiree Flight Benefits for each year is the same as the officer’s actual usage of flight benefits during 2010; and (3) the incremental cost to Delta of Retiree Flight Benefits for each year is the same as the actual incremental cost incurred by Delta for the officer’s flight benefits in 2010. We determined the value of Retiree Flight Benefits for each named executive officer by calculating the present value of the benefit over the officer’s life expectancy using a discount rate of 5.93%.

Mr. Anderson.

	Termination not Involving a Change in Control						Change in Control
							Termination
							Without
							Cause or
	Termination	Resignation		Resignation			Resignation
	Without	for Good	Termination	without			for Good	Employment
	Cause	Reason	for Cause	Good	Death	Disability	Reason	Continues
	($)	($)	($)	Reason ($)	($)	($)	($)	($)(1)

Severance Payment(2):	3,000,000	3,000,000	0	0	0	0	3,000,000	0
Equity:
Performance Awards	1,500,000	1,500,000	0	0	3,000,000	3,000,000	3,000,000	0
Stock Options	2,949,250	2,949,250	0	0	2,962,553	2,962,553	2,962,553	159,673
Restricted Stock	10,393,186	10,393,186	0	0	11,475,967	11,475,967	11,475,967	624,532
Benefits and Perquisites:
Company-Paid	355,260	355,260	354,600	354,600	191,200	354,600	355,260	0
COBRA Coverage and Basic Life Insurance Premiums(3)
Career Transition	5,000	5,000	0	0	0	0	5,000	0
Services
Financial Planning	0	0	0	0	0	0	0	0
Retiree Flight	413,558	413,558	0	413,558	0	413,558	413,558	0
Benefits

(1)	The equity awards granted to Mr. Anderson on April 3, 2008 would vest upon the occurrence of a change in control. In contrast, the equity awards granted to Mr. Anderson on October 29, 2008, January 29, 2009, January 30, 2009 and February 4, 2010 would vest in connection with a change in control only upon his termination of employment without cause or his resignation for good reason.

(2)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Anderson’s MIP target award (which is 150% of his base salary).

(3)	This amount includes the present value of medical and dental coverage at the levels provided under Northwest’s plans for Mr. Anderson, his spouse and eligible dependents for the life of Mr. Anderson and his spouse, as described above under “Pre-existing Medical Benefits Agreement Between Northwest and Mr. Anderson.”

Mr. Bastian.

	Termination not Involving a Change in Control						Change in Control
							Termination
							Without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment(1):	2,500,000	2,500,000	0	0	0	0	2,500,000	0
Equity:
Performance Awards	750,000	750,000	0	0	1,500,000	1,500,000	1,500,000	0
Stock Options	1,733,360	1,733,360	0	0	1,733,360	1,733,360	1,733,360	0
Restricted Stock	5,653,696	5,653,696	0	0	6,169,061	6,169,061	6,169,061	0
Benefits and Perquisites:
Company-Paid	24,589	24,589	0	0	0	0	24,589	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	5,000	0	0	0	0	5,000	0
Services
Financial Planning	15,000	15,000	0	0	0	0	15,000	0
Retiree Flight	363,501	363,501	0	363,501	0	363,501	363,501	0
Benefits

(1)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Bastian’s MIP target award (which is 150% of his base salary).

Mr. Gorman.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment(1):	1,518,750	0	0	0	0	0	1,518,750	0
Equity:
Performance Awards	500,000	500,000	0	0	1,000,000	1,000,000	1,000,000	0
Stock Options	1,346,120	1,346,120	0	0	1,346,120	1,346,120	1,346,120	0
Restricted Stock	4,000,324	4,000,324	0	0	4,343,888	4,343,888	4,343,888	0
Benefits and Perquisites:
Company-Paid	14,296	0	0	0	0	0	14,296	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	0	5,000	0
Services
Financial Planning	13,150	0	0	0	0	0	13,150	0
Retiree Flight	284,468	284,468	0	284,468	0	284,468	284,468	0
Benefits

(1)	This amount represents 18 months of base salary and 150% of Mr. Gorman’s MIP target award (which is 125% of his base salary).

Mr. Halter.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment(1):	962,500	0	0	0	0	0	962,500	0
Equity:
Performance Awards	312,500	312,500	0	0	625,000	625,000	625,000	0
Stock Options	374,332	374,332	0	0	374,332	374,332	374,332	0
Restricted Stock	2,249,440	2,249,440	0	0	2,464,182	2,464,182	2,464,182	0
Benefits and Perquisites:
Company-Paid	5,104	0	0	0	0	0	5,104	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	0	5,000	0
Services
Financial Planning	4,279	0	0	0	0	0	4,279	0
Retiree Flight	400,963	400,963	0	400,963	0	400,963	400,963	0
Benefits

(1)	This amount represents 15 months of base salary and 125% of Mr. Halter’s MIP target award (which is 100% of his base salary).

Mr. Hauenstein.

	Termination not Involving a Change in Control						Change in Control
							Termination
							without
							Cause or
		Resignation		Resignation			Resignation
	Termination	for Good	Termination	without Good			for Good	Employment
	without Cause	Reason	for Cause	Reason	Death	Disability	Reason	Continues
	($)	($)	($)	($)	($)	($)	($)	($)

Severance Payment(1):	1,200,000	0	0	0	0	0	1,200,000	0
Equity:
Performance Awards	350,000	350,000	0	0	700,000	700,000	700,000	0
Stock Options	958,880	958,880	0	0	958,880	958,880	958,880	0
Restricted Stock	2,948,778	2,948,778	0	0	3,189,312	3,189,312	3,189,312	0
Benefits and Perquisites:
Company-Paid	6,725	0	0	0	0	0	6,725	0
COBRA Coverage and Basic Life Insurance Premiums
Career Transition	5,000	0	0	0	0	0	5,000	0
Services
Financial Planning	12,432	0	0	0	0	0	12,432	0
Retiree Flight	485,707	485,707	0	485,707	0	485,707	485,707	0
Benefits

(1)	This amount represents 18 months of base salary and 150% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary).

DIRECTOR COMPENSATION

Non-employee directors receive the following for their service on the Board of Directors:

Annual Retainer:	$40,000

Annual Grant of Restricted Stock:	Approximately $70,000 in restricted stock which vests at or shortly before the next annual meeting of stockholders, subject to the director’s continued service on the Board of Directors on the vesting date

Annual Committee Chair Retainer:	$20,000

Annual Committee Member Retainer:	$10,000

Annual Non-executive Chairman of the Board Retainer:	$125,000

Charitable Matching Program:	Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation funded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; the director’s spouse, domestic partner or designated companion; the director’s children and parents; and, to a limited extent, other persons designated by the director (“Director Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service.

A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, may continue to receive Director Flight Benefits during retirement, except the unused portion of the annual allowances do not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined the Board at the closing of the merger on October 29, 2008, will receive, at the completion of his Board service (other than due to death or due to removal by stockholders for cause), a vested right to receive Retired Director Flight Benefits, regardless of the director’s age and years of service when his or her Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts.

Notwithstanding the above, a person who is first elected to the Board of Directors on or after June 8, 2009, will not receive reimbursement for taxes for Retired Director Flight Benefits. Directors who are employees of Delta are not separately compensated for their service as directors. Mr. Rogers is not eligible to receive Director or Retired Director Flight Benefits.

Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines which require each non-employee director to own at least 11,000 shares of Delta common stock by the later of July 24, 2012 or three years after their initial election to the Board. For these purposes, stock ownership includes shares (including restricted stock) owned directly or held in trust by the director or an immediate family member who resides in the same household. It does not include shares a director has the right to acquire through the exercise of stock options. All non-employee directors exceed the required stock ownership level.

Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s Board of Directors during 2010:

				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	Cash ($)	($) (2)	($)	($)	Earnings ($)	($) (3)	($)

Roy J. Bostock	65,833	70,092	0	0	0	48,536	184,461
John S. Brinzo	70,000	70,092	0	0	0	4,098	144,190
Daniel A. Carp	190,833	70,092	0	0	0	4,638	265,563
John M. Engler	60,000	70,092	0	0	0	27,762	157,854
Mickey P. Foret	60,000	70,092	0	0	0	7,080	137,172
David R. Goode	70,000	70,092	0	0	0	4,958	145,050
Paula Rosput Reynolds	60,000	70,092	0	0	0	5,066	135,158
Rodney E. Slater	55,833	70,092	0	0	0	9,782	135,707
Douglas M. Steenland	55,833	70,092	0	0	0	11,304	137,229
Kenneth B. Woodrow	70,000	70,092	0	0	0	6,680	146,772

(1)	As Delta employees, Mr. Anderson, Mr. Bastian and Mr. Rogers are not separately compensated for their service on the Board of Directors. Mr. Anderson’s and Mr. Bastian’s compensation is included in the Summary Compensation Table in this proxy statement. Mr. Rogers’ compensation is described at “Proposal 1 — Election of Directors” in this proxy statement.

(2)	In 2010, the Board of Directors granted 5,900 shares of restricted stock to each non-employee director. These awards will vest on June 30, 2011, subject to the director’s continued Board service on that date. The “Stock Awards” column shows the fair value of the restricted stock granted to each non-employee director in 2010 as determined under FASB ASC Topic 718. See Note 13 of the Notes to the Consolidated Financial Statements in our 2010 Form 10-K for information regarding the assumptions used in determining these fair values.

(3)	No directors other than Mr. Anderson, Mr. Bostock and Mr. Engler received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. Mr. Anderson’s perquisites and other personal benefits are included in the Summary Compensation Table in this proxy statement. The amounts in this column for each non-employee director represent reimbursement of taxes associated with Director Flight Benefits and, for Mr. Bostock and Mr. Engler, the incremental cost of Director Flight Benefits.

Pre-existing Agreements With Northwest Airlines, Inc.

Prior to the merger with Delta on October 29, 2008, Northwest Airlines, Inc. entered into certain agreements with Mr. Steenland, as discussed below. The agreements were reviewed and approved by the compensation committee of the board of directors of Northwest. As a result of the merger, Delta is required to honor these agreements.

Upon the closing of the merger, Mr. Steenland ceased serving as President and Chief Executive Officer of Northwest Airlines, Inc., a position which he held since October 2004. Pursuant to the terms of a retention agreement and an amendment to his management compensation agreement, entered into between Northwest Airlines, Inc. and Mr. Steenland in April 2008 prior to the execution of the merger agreement, the following payments were made to or for the benefit of Mr. Steenland in 2010: (1) $99,599 in relocation benefits; (2) $39,083 in medical and dental benefits for Mr. Steenland, his spouse and dependent children, which benefit continues for the lifetimes of Mr. Steenland and his spouse; and (3) $2,868 in premiums for life insurance and disability plan coverage, which coverage continues through October 2011. The benefits in clauses (2), and (3) include the reimbursement of taxes on the income related to these benefits.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and certain regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the internal audit function. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter available at http://images.delta.com.edgesuite.net/delta/pdfs/Charter_Audit.pdf.

The Board of Directors has determined that Mr. Brinzo (Chairman) has the necessary experience to qualify as an “audit committee financial expert” under SEC rules, and has so designated Mr. Brinzo. Mr. Brinzo is not an auditor or an accountant for Delta, does not perform accounting field work, and is not employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and the financial reporting process, including management’s assessment of internal control over financial reporting. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements or to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations. These tasks are the responsibility of management. It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. These tasks are the responsibility of the independent auditors. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed under Public Company Accounting Oversight Board (United States) (“PCAOB”) AU Section 380 (Communication with Audit Committees), SEC rules and other applicable regulations. In addition, the Committee received from the independent auditors the written disclosures and the letter required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2010 to Delta was compatible with the auditors’ independence.

At its meetings, the Audit Committee met with, in addition to representatives of Ernst & Young LLP, members of Delta’s management, including the CEO, the President, the Chief Financial Officer, the General Counsel and the Vice President — Corporate Audit and Enterprise Risk Management. Members of the Audit Committee and the other attendees discussed and reviewed, among other things, certain Delta SEC filings; the scope, resources and work of the internal audit function; the financial reporting process; the consolidated financial statements and related notes; the scope and progress of testing of Delta’s internal control over financial reporting; management’s assessment of the effectiveness of Delta’s internal control over financial reporting;

enterprise risk management; and legal and accounting matters. The Audit Committee regularly holds private sessions separately with the independent auditors and management, including the General Counsel and the Vice President — Corporate Audit and Enterprise Risk Management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of Delta’s internal control over financial reporting be included in Delta’s 2010 Form 10-K filed with the SEC. The Audit Committee also appointed Ernst & Young LLP as Delta’s independent auditors for 2011, subject to stockholder ratification.

THE AUDIT COMMITTEE

John S. Brinzo, Chairman
John M. Engler
Paula Rosput Reynolds

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders have the opportunity to approve, on an advisory, nonbinding basis, the compensation of our named executive officers, as disclosed in this proxy statement. This is commonly referred to as a “say on pay” advisory vote. The Board of Directors recommends that you vote “FOR” this proposal.

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement (“CD&A”), the compensation paid to our named executive officers reflects the following principles of our executive compensation program:

•	Links pay with performance by placing a substantial majority of total compensation at risk.

•	For 2010, at-risk compensation constitutes 92% of the targeted compensation for our CEO and 84% for our other named executive officers.

•	Utilizes stretch performance measures that provide incentives to deliver value to our stockholders.

•	The payout opportunities for named executive officers under our annual and long term incentive plans depend on Delta’s financial and operational performance as well as the price of our common stock.

•	Closely aligns the interests of management with frontline employees.

•	Many of the same performance measures are used in both our executive and broad-based employee compensation programs.

•	Provides compensation opportunities that assist in motivating and retaining existing talent and attracting new talent as needed.

Approval, on an advisory basis, of the named executive officers’ compensation disclosed in this proxy statement in accordance with SEC rules on such disclosure, including the CD&A and the tables that follow it, requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions have the same effect as votes against the proposal. The Board of Directors recommends a vote “FOR” this proposal.

This vote is advisory in nature, which means that it is not binding on Delta, its Board of Directors or the Personnel & Compensation Committee. However, the Personnel & Compensation Committee intends to give careful consideration to the vote results and is committed to take any actions it deems necessary and appropriate in light of those results.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Also, in accordance with the Dodd-Frank Act, stockholders have the opportunity to cast an advisory vote regarding their preference as to the frequency of future say on pay votes. For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

After careful consideration of the frequency alternatives, the Board of Directors believes conducting an advisory vote on executive compensation on an annual basis, or every year, is appropriate for Delta and its stockholders at this time.

You may cast your vote on your preferred voting frequency by choosing the option of every year (1 year), every two years (2 years), and every three years (3 years) or by abstaining from voting when you vote in for this proposal.

The Board of Directors recommends a vote of “ONE YEAR” for an advisory vote on the frequency of future votes on executive compensation (as opposed to every two or three years).

The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be the frequency of future advisory votes on executive compensation selected by stockholders. Although the vote is nonbinding, the Board of Directors will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on executive compensation.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Delta’s Independent Registered Public Accounting Firm (“independent auditors”) for 2011, subject to ratification by the stockholders. Representatives of Ernst & Young LLP, which also served as Delta’s independent auditors for 2010, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Delta’s Certificate of Incorporation and Bylaws do not require that stockholders ratify the selection of Ernst & Young LLP as the independent auditors. We are submitting the selection of the independent auditors for stockholder ratification (as we have done in prior years) because we believe it is a matter of good corporate governance. Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2011 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Abstentions have the same effect as votes against the proposal. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of the independent auditors. The Board of Directors recommends a vote FOR this proposal.

Fees of Independent Auditors for 2010 and 2009

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors, Ernst & Young LLP, for 2010 and 2009. The services for 2009 include work related to separate periodic reports of Northwest prior to December 31, 2009.

	Amount	Amount
Description of Fees	2010 ($)	2009 ($)

Audit Fees (1)	4,774,000	6,296,000
Audit-Related Fees (2)	113,000	334,000
Tax Fees (3)	473,000	1,160,000
All Other Fees (4)	618,000	2,000

(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of internal control over financial reporting); attestation services required by statute or regulation; comfort letters; assistance with and review of documents filed with the SEC; and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits; auditing work on proposed transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards that do not impact the annual audit.

(3)	Represents fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; and assistance related to the tax impact of proposed transactions.

(4)	Represents fees for online technical resources and working capital improvement advisory services.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagement of the independent auditors known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Committee meetings, the Audit Committee has delegated to the Chairman of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chairman or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 5 — STOCKHOLDER PROPOSAL — CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C. 20037, who is the beneficial owner of 1,000 shares of common stock, has given notice that she intends to introduce the following resolution at the annual meeting.

Proponent’s Proposal:

RESOLVED: That the stockholders of Delta Air Lines, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

If you AGREE, please mark your proxy FOR this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5 FOR THE FOLLOWING REASONS.

•	We do not provide for cumulative voting because we believe our Board of Directors should represent all stockholders.

•	We elect directors annually. We use a majority voting standard for the election of directors.

•	When we have the same number of nominees to the Board of Directors as open Board seats, such as in the election covered by this proxy statement, a director must receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions). This means the director truly represents a large group of stockholders.

•	In these circumstances, a director who does not receive “FOR” votes of more than 50% of the votes cast with respect to that director (excluding abstentions) must offer to resign. The Board of Directors will publicly announce its decision whether to accept the resignation within 90 days after certification of the election results.

•	At our annual meeting in 2010, each director received “FOR” votes representing at least 75% of the votes cast (excluding abstentions).

•	We have effective governance processes in place to ensure that each year we nominate a Board of Directors which represents all stockholders.

•	A stockholder may recommend candidates for election to the Board of Directors. See “Identification and Selection of Nominees for Director” in this proxy statement.

•	A large majority of directors standing for re-election are independent. To be independent, a director may not have a material relationship with Delta.

•	A committee of the Board of Directors, composed entirely of independent directors, and the Board of Directors, each year evaluates nominees to the Board to ensure they are highly qualified and represent a diversity of experience and background.

•	Mrs. Davis has submitted substantially the same proposal at our annual meetings in 1998, 1999, 2000, 2001, 2002, 2003, 2004, 2005, 2009 and 2010. In each case, the proposal has been rejected by our stockholders.

•	In each of those proposals Mrs. Davis asserted that “many states have mandatory cumulative voting.” Contrary to this assertion, only seven states mandate cumulative voting for all companies, with two other states mandating cumulative voting for companies that are not publicly traded.

•	In each of those proposals Mrs. Davis also asserts that “many corporations have adopted cumulative voting.” Our research shows that less than 10% of the S&P 500 companies currently provide for cumulative voting.

For these reasons, the Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Cost of Solicitation

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $8,500 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Stockholder Proposals

To be considered for inclusion in our proxy statement for the 2012 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on January 17, 2012, at the following address:

Legal Department
Delta Air Lines, Inc.
Dept. No. 981
1030 Delta Boulevard
Atlanta, Georgia 30354

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 8 of Delta’s Bylaws. The requirements include:

•	providing written notice that is received by Delta’s Corporate Secretary between March 2, 2012 and April 1, 2012 (subject to adjustment if the date of the 2012 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of the Bylaws.

Delta’s Bylaws are available at
http://images.delta.com.edgesuite.net/delta/pdfs/By_laws.pdf

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of our equity securities. We believe that during 2010 all reporting persons timely complied with their Section 16(a) filing obligations except that Mickey P. Foret, a director, filed a Form 4 late regarding a distribution of 89 shares to a limited liability company owned by Mr. Foret to satisfy the company’s pre-petition claim in the Northwest bankruptcy; and Richard B. Hirst, Senior Vice President and General Counsel, filed a Form 4 late regarding a distribution of 63 shares to satisfy his pre-petition claim in the Northwest bankruptcy.

Supplemental Information about Financial Measures

We sometimes use information that is derived from our Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information is considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

Delta reports net income excluding special items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance. Delta presents consolidated cost per available seat mile, or unit cost (“CASM”), excluding (1) fuel expense and related taxes and (2) profit sharing expense because management believes the volatility in fuel prices impacts the comparability of year-over-year financial performance and the exclusion of the profit sharing expense provides a more meaningful comparison of Delta’s CASM to the airline industry and prior year results. Delta also excludes from CASM special items and ancillary businesses not associated with the generation of a seat mile. These businesses include aircraft maintenance and staffing services Delta provides to third parties, Delta’s vacation wholesale operations and its dedicated freighter operations, which we discontinued on December 31, 2009.

Net Income	Year Ended December 31,
(in millions)	2010	2009

Net income (loss)	$593	$(1,237)
Items excluded:
Restructuring and merger-related items	450	407
Loss on extinguishment of debt	391	83
Income tax benefit related to other comprehensive income	—	(321)
Other	10	—

Net income excluding special items	$1,444	$(1,068)

Non-Fuel Cost per Available	Year Ended December 31,
Seat Mile (CASM)	2010	2009

CASM	12.69 ¢	12.32	¢
Items excluded:
Aircraft fuel and related taxes	(3.82)	(3.55)
Profit sharing	(0.13)	—

CASM excluding aircraft fuel and related taxes and profit sharing	8.74 ¢	8.77	¢

Restructuring and merger-related items	(0.19)	(0.18)
Ancillary businesses	(0.28)	(0.31)

	8.27 ¢	8.28	¢

You may submit this proxy or these voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta Pilots Savings Plan, the Delta Family-Care Savings Plan, the Delta Contract Savings Plan and holders of unvested restricted common stock may submit voting instructions on this proxy card. DELTA AIR LINES, INC. To vote online or by telephone have this proxy card in hand and go to www.proxyvote.com or call 1-800-690-6903 and follow the instructions. 1030 DELTA BLVD If you mail this proxy card, mark, sign and date the card and return it in the postage-paid envelope, DEPARTMENT 829 or send it to: For registered stockholders and holders of unvested restricted common stock Delta Air Lines, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Delta Pilots ATLANTA, GA 30354-1989 Savings Plan participants, Delta Family-Care Savings Plan participants and Delta Contract Savings Plan participants — Fidelity Management Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTING DEADLINES Delta Pilots Savings Plan, Delta Family-Care Savings Plan and Delta Contract Savings Plan Participants: Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. Eastern Daylight Time (EDT) on Tuesday, June 28, 2011. Voting instructions submitted by mailing this proxy card must be received by the trustee by that time. Registered Stockholders and Holders of Unvested Restricted Common Stock: Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. EDT on Wednesday, June 29, 2011. Voting instructions submitted by mailing this proxy card must be received by Broadridge by that time. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS Delta encourages stockholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive stockholder communications electronically in the future. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date M36216-P11209 DELTA AIR LINES, INC. 00000000000000000000000000000000000000000000000For Against Abstain Please indicate if you plan to attend this meeting. 2. To approve, on an advisory basis, the compensation of Delta’s named executive officers. For address changes and/or comments, please check this box and write them on the back where indicated. 1. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES: Election of Nominees for Director: The Board of Directors recommends a vote FOR Proposals 1, 2 and 4 and AGAINST Proposal 5. The Board of Directors recommends a vote for “1 Year” on Proposal 3. 1a. Richard H. Anderson 1h. David R. Goode 1i. Paula Rosput Reynolds 1j. Kenneth C. Rogers 1k. Kenneth B. Woodrow 1c. Roy J. Bostock 1d. John S. Brinzo 1e. Daniel A. Carp 1f. John M. Engler 1g. Mickey P. Foret 1b. Edward H. Bastian (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) 3. To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation. 4. To ratify the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2011. 5. Stockholder proposal regarding cumulative voting in the election of directors. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” ON PROPOSAL 3. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4. DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5, WHICH WAS SUBMITTED BY A STOCKHOLDER. Yes No 00For Against Abstain For Against Abstain For Against Abstain Every 1 Year Every 2 Years Every 3 Years Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2010 are available at www.proxyvote.com. M36217-P11209 Address Changes/Comments: __________________________ ________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) I hereby appoint Richard H. Anderson, Roy J. Bostock and Daniel A. Carp, and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2011 Annual Meeting of Stockholders of Delta to be held at AXA Equitable Center Auditorium, 787 Seventh Avenue, New York, New York 10019 on Thursday, June 30, 2011 at 8:00 a.m., local time, or any adjournment of the meeting. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or telephone. If I am the holder of unvested restricted common stock granted under Delta’s 2007 Performance Compensation Plan, I hereby instruct the administrator of the 2007 Performance Compensation Plan to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the 2007 Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 5:00 p.m. EDT on Wednesday, June 29, 2011. If I am a participant in the Delta Pilots Savings Plan (Pilot Plan), the Delta Family-Care Savings Plan (Savings Plan) or Delta Contract Savings Plan (Contract Plan), I hereby instruct Fidelity Management Trust Company, as Trustee, to vote the shares of Delta common stock attributable to the Pilot Plan account, the Savings Plan account or Contract Plan account, as applicable, at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Trustee will not vote shares attributable to the Pilot Plan account, the Savings Plan account or Contract Plan account if the Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Tuesday, June 28, 2011. I acknowledge receipt of Delta’s Notice of Annual Meeting of Stockholders, dated May 17, 2011, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2010. DELTA AIR LINES, INC. Continued and to be signed on reverse side